Table of Contents

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR DATED MARCH 8, 2022

Cloudastructure, Inc.

150 SE 2nd Ave, Suite 300

Miami, FL 33131

www.cloudastructure.com

(650) 644 4160

UP TO 10,695,577 UNITS, EACH CONSISTING OF 2 SHARES OF CLASS A COMMON STOCK AND 1

WARRANT TO PURCHASE 1 SHARE OF CLASS A COMMON STOCK

UP TO 59,222,936 SHARES OF CLASS A COMMON STOCK, INCLUDING SHARES ISSUABLE UPON

EXERCISE OF WARRANTS

SEE “SECURITIES BEING OFFERED” AT PAGE 40

MINIMUM INVESTMENT FOR UNITS: 125 Units ($250)

We are offering a maximum of 10,695,577 Units. Each Unit consists of 2 shares of Class A Common Stock of the Company, and 1 warrant to purchase 1 share of Class A Common Stock of the Company at an exercise price of $1.50 per share, subject to adjustment (each, a “2022 Warrant”). The Units will be sold at a price of $2.00 per Unit. The shares of Class A Common Stock and the 2022 Warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. In addition, we are also qualifying for issuance up to 10,695,577 shares of Class A Common Stock issuable upon exercise of the 2022 Warrants, as well as up to 27,136,205 shares of Class A Common Stock issuable upon exercise of outstanding warrants of the Company issued in a previous offering under Regulation A (the “2020 Warrants” and the “2021 Warrants”, and, together with the 2022 Warrants, the “Warrants”). The Warrants are exercisable within 18 months from the date of issuance, when they expire.

	Total Offered	Price to Public	Broker-Dealer discount and commissions (2)	Proceeds to issuer (3)
Units	10,695,577	$2.00	$213,911.54	$21,177,242.46
Class A Common Stock Issuable upon Exercise of 2022 Warrants (4)	10,695,577	$1.50	$160,433.66	$15,882,931.85
Class A Common Stock Issuable upon Exercise of 2021 Warrants (4)	2,660,385	$0.90	$23,943.47	$2,370,403.04
Class A Common Stock Issuable upon Exercise of 2020 Warrants (4)	24,475,820	$0.75	$183,568.65	$18,173,296.35
Total Maximum (1)	–	$58,185,731.00	$581,857.31	$57,603,873.69	(3)

__________________

(1)	Subject to a rolling 12-month maximum offering amount of $75 million.

(2)	The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time expense allowance or the consulting fees payable by the Company to Dalmore. See “Plan of Distribution” for details.

(3)

Does not include expenses of the offering other than commissions and fees payable to Dalmore. The Company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $1,688,787. In the event that the maximum offering amount is sold, the Company anticipates the total offering expenses will be approximately $6,375,648, not including state filing fees.

(4)	Represents the exercise price of the Warrant.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the Offering is earlier terminated by the Company, in its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Each holder of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of our Class A Common Stock will vote on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Cloudastructure, Inc.

INVESTING IN THE SECURITIES OF CLOUDASTRUCTURE IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 8 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately March [_], 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting Company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company”.

In this Offering Circular, the term “Cloudastructure”, “we”, “us”, “our” or the “Company” refers to Cloudastructure, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

4

SUMMARY

Overview

Cloudastructure was incorporated under the laws of the State of Delaware on March 28, 2003. Cloudastructure provides cloud-controlled physical infrastructure to enterprises in the form of video surveillance and access control in a cloud-model. We provide on-premises hardware that talks to a customer’s cameras and doors. Then we host a cloud solution that allows the customer to see their video (live and recorded) and manage which employee’s badge works on which door from anywhere. Since we are in the cloud, we have available computational resources that would be impractical to build and maintain at each customer’s location. These computational resources allow us to provide more advanced AI (artificial intelligence) solutions than are possible in the legacy on-premises model. Such AI solutions include Tagger which tags all objects seen in a video so that users can search by tag (e.g. "person", "vehicle", "animal", etc.). Essentially, we are indexing our customers’ video surveillance and access control data to make for easy search, just like Google indexed the web for easy search.

The Offering

Securities offered:	Maximum of 10,695,577 Units at an offering price of $2.00 per Unit, each Unit consisting of:

	●	2 shares of Class A Common Stock of the Company, par value $0.001 per share (the “Class A Common Stock”); and

	●	1 warrant to purchase 1 share of Class A Common Stock of the Company (the “2022 Warrants”) at an exercise price of $1.50 per share, subject to customary adjustments, over an 18-month exercise period following the date of issuance of the Warrant.

Additionally, the Company is qualifying for issuance up to 10,695,577 shares of Class A Common Stock issuable upon exercise of the 2022 Warrants at an exercise price of $1.50 per share; 2,660,385 shares of Class A Common Stock issuable upon the exercise of 2021 Warrants at an exercise price of $0.90 per share, and, 24,475,820 shares issuable upon the exercise of 2020 Warrants at an exercise price of $0.75 per share, each subject to customary adjustments, over an 18-month exercise period following the date of issuance of the Warrants.

Securities outstanding before the Offering (as of February 28, 2022)
Class A Common Stock	74,363,816
Class B Common Stock	6,282,888 (2)

Securities outstanding after the Offering:
Class A Common Stock	95,754,970 (1)
Class B Common Stock	6,282,888 (2)

(1)	Does not include shares issuable upon exercise of 2022 Warrants being sold in this Offering, or 2020 Warrants and 2021 Warrants. If all Warrant holders exercise their 2022, 2021, and 2020 Warrants, there will be a total of 133,586,752 shares of Class A Common Stock outstanding after this Offering, resulting from the issuance of an additional 37,831,782 shares of Class A Common Stock from the exercise of the Warrants. Does not include up to 2,742,215 shares of Class A Common Stock that may be issued upon the exercise of outstanding warrants of the Company issued by the Company in 2021 as repayment for certain convertible notes of the Company. Does not include shares issuable upon the conversion of convertible notes with conversion features that may be triggered by this Offering.

(2)	Does not include shares issuable upon the exercise of options pursuant to the Company’s Amended 2014 Option Plan.

5

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

6

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the rules of the Securities and Exchange Commission (the “SEC”). For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are a comparatively early-stage company that has incurred operating losses in the past, expects to incur operating losses in the future, and may never achieve or maintain profitability.

•	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed.

•	We may be subject to numerous data protection requirements and regulations.

•	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.

•	We rely on third parties to provide services essential to the success of our business.

•	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

•	The Company is controlled by its officers and directors.

•	This investment is illiquid.

•	The auditor included a “going concern” note in its audit report for the fiscal years ended December 31, 2020 and 2019.

7

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Delaware on March 28, 2003 as Connexed Technologies Inc. The likelihood of our creation of a successful business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal year ended December 31, 2020, we incurred a net loss of $1,825,552. For the six months ended June 30, 2021, we incurred a net loss of $4,768,000. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in the value of your investment in our Company.

The auditor included a “going concern” note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise additional funds, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses until for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Cloudastructure is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

8

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Cloudastructure therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions. Our business model contemplates that we will transmit a significant amount of personal or identifying information through our platform. Privacy and data security have become significant issues in the United States and in other jurisdictions where we may offer our video surveillance solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with our existing privacy and data management practices. As we expand into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals.

To the extent applicable to our business or the businesses of our customers, these laws, regulations and industry standards could have negative effects on our business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core functionality and products. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our customers’ ability or desire to collect, use, process and store personal information using our software solutions, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our software solutions in certain verticals. Any of these outcomes could adversely affect our business and operating results.

9

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from a Software-as-a-Service (SaaS) model for our products and technology. We cannot accurately predict the future growth rate or the size of the market for our products and technology. The expansion of the market for our solutions depends on a number of factors, such as:

•	the cost, performance and reliability of our solutions and the products and services offered by our competitors;

•	customers’ perceptions regarding the benefits of cloud-based video surveillance solutions;

•	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;

•	public perceptions regarding the confidentiality of private information;

•	proposed or enacted legislation related to privacy of information

•	customers’ satisfaction our cloud-based video surveillance systems; and

•	marketing efforts and publicity regarding our video surveillance solutions.

Even if our products and technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If cloud-based video surveillance solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the security industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market, such as Tyco, Honeywell, Stanley, and Johnson Controls. Many of the companies in the video surveillance market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the video surveillance industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the video surveillance industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

10

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience. Recruiting and retaining highly qualified personnel, consultants and advisors is critical to our success. These demands may require us to hire additional personnel, consultants and advisors and will require our existing management personnel to develop additional expertise. We face intense competition for personnel, consultants and advisors. The failure to attract and retain personnel, consultants and advisors or to develop such expertise could delay or halt the development and commercialization of our product candidates. If we experience difficulties in hiring and retaining personnel in key positions, or in hiring consultants and advisors, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

We rely on other companies to provide certain hardware and software for our products. We depend on these suppliers and subcontractors to meet our contractual obligations to our customers and conduct our operations. While we are not dependent on any one supplier for any of our hardware or software, our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our products may be adversely impacted if companies to whom we delegate manufacture of major components or subsystems for our products, or from whom we acquire such items, do not provide major components and subsystems which meet required specifications and perform to our and our customers’ expectations. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

We plan to implement new lines of business or offer new products and services within existing lines of business. We plan on creating a new version of our cloud-based access control service and a new cloud door controller hardware device to go with it. Further, we plan on introducing new computer vision algorithms, or improving existing ones, such as face recognition and object detection, that must be executed at sustainable computational costs. We also plan on introducing machine learning algorithms that combine information from both access control and video surveillance systems. There are substantial risks and uncertainties associated with these efforts, both in the development of these new products and services, as well as the execution and delivery of these products and services to our customers. We may invest significant time and resources into these endeavors, and there is no guarantee we will be successful in our development and/or launch of such products and services. Initial timetables for the introduction and development of such new products or services may not be achieved and price and profitability targets may not prove feasible. We may not be successful in introducing these new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Our future success is dependent on the continued service of our small management team. Four directors and four executive officers provide leadership to Cloudastructure. One of our directors is also an executive officer of the Company. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Although we intend to grow our management team, there is no guarantee that newly added management team members will contribute to Cloudastructure as we hope. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not have employment agreements with any members of our senior management team, nor do we maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

11

Any valuation at this stage is difficult to assess. Our valuation was established internally. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment if you invest in our Offering.

A pandemic, epidemic or outbreak of an infectious disease in the United States may adversely affect our business. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and has spread throughout the globe, including the United States. The spread of an infectious disease, including COVID-19, may result in the inability of our suppliers to deliver components to us on a timely basis, or our service providers to continue providing services in an effective manner. Further, the spread of a disease such as COVID-19 could lead to unfavorable economic conditions, which would adversely impact our operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Certain acquisitions could adversely affect our financial results. We may pursue strategic acquisitions as part of our business strategy. There is no assurance that we will be able to find suitable acquisition candidates or be able to complete acquisitions on favorable terms, if at all. We may also discover liabilities or deficiencies associated with any companies acquired that were not identified in advance, which may result in unanticipated costs. The effectiveness of our due diligence review and ability to evaluate the results of such due diligence may depend upon the accuracy and completeness of statements and disclosures made or actions taken by the target companies or their representatives. As a result, we may not be able to accurately forecast the financial impact of an acquisition transaction, including tax and accounting charges. In addition, we may not be able to successfully integrate acquired businesses and may incur significant costs to integrate and support acquired companies. Any of these factors could adversely affect our financial results.

Our business may be adversely impacted by additional leverage in connection with acquisitions. We may pursue strategic acquisitions as part of our business strategy. If we are able to identify acquisition candidates, such acquisitions may be financed with a substantial amount of additional indebtedness. Although the use of leverage presents opportunities to increase our profitability, it has the effect of potentially increasing losses as well. If income and appreciation from acquisitions acquired through debt are less than the cost of the debt, the total return will decrease. Accordingly, any event which adversely affects the value of an acquisition will be magnified to the extent we are leveraged and we could experience losses substantially greater than if we did not use leverage.

Increased indebtedness could also make it more difficult for us to satisfy our obligations with respect to any other debt agreements, increase our vulnerability to general adverse economic and industry conditions and require that a greater portion of our cash flow be used to pay indebtedness, which would reduce the availability of cash available for other purposes, and limit our flexibility in planning for, or reacting to, changes in our business and our industry. Our failure to comply with our covenants under such indebtedness could result in an event of default that, if not cured or waived, could result in an acceleration of repayment of other existing indebtedness, which in turn could materially and adversely affect our business and results of operations.

12

Risks Related to the Securities in this Offering

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. Although the Company intends to apply in the future for quotation of its Common Stock on a national exchange, over-the-counter market, or similar, exchange, there are a number of requirements that the Company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral.

Your ability to transfer your securities may be limited. The Subscription Agreement that investors will enter into, as well as the Warrants, each contain a “market stand-off” provision applicable to shares of the Class A Common Stock in the event of an initial public offering, which may limit or delay an investor’s ability to transfer shares of Class A Common Stock for a period of time surrounding such an offering. See “Securities Being Offered” for further information.

You will incur immediate and substantial dilution in the book value of your shares of Class A Common Stock. You will suffer immediate and substantial dilution in the net tangible book value of the shares of Class A Common Stock that you receive in this Offering. Assuming an offering price of $1.00 per share of Class A Common Stock, and assuming all the Units representing 21,391,154 shares of Class A Common Stock are sold, investors in this Offering will experience dilution of approximately $0.602 per share of Class A Common Stock in net tangible book value of the Class A Common Stock. See the section entitled “Dilution” for further information.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares compared to the effective cash price paid by existing stockholders, assuming full conversion of all outstanding stock options and other convertible instruments (SAFE agreements and convertible notes) as of December 31, 2021, and assuming that the price per share of Class A Common Stock sold as a component of a Unit is $1.00 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires. The share numbers and amounts in this table assumes (1) conversion of all of the Company’s outstanding SAFEs (in the aggregate amount of $702,182); (2) conversion of outstanding convertible notes of the Company; and (3) exercise of all outstanding options into shares of the Company’s Class B Common Stock at the weighted average exercise price.

13

	Dates Issued	Issued Shares	Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Class A Common Stock	2020-2022	74,363,816			74,363,816	$0.524
Class B Common Stock	2008-2022	6,282,888			6,282,888	$0.006	(1)
Outstanding Stock Options
Amended 2014 Stock Plan	2019-2020		41,014,000	(2)	41,014,000	$0.004	(3)
	2022		28,685,000	(2)	28,685,000	$0.310	(3)
Convertible Notes	2008		343,312	(4)	343,312	$0.500
SAFE Agreements	2019		2,623,782	(5)	2,623,782	$0.148
	2019-2020		522,346	(6)	522,346	$0.190
	2019-2020		1,104,201	(7)	1,104,201	$0.211
Total Common Share Equivalents		80,646,704	74,202,641		154,849,345	$0.316
Investors in this Offering, assuming 10,695,577 Units sold, representing 21,391,154 shares of Class A Common Stock issued (8)		21,391,154	–		21,391,154	$1.000
Total after inclusion of this Offering		102,037,858	74,202,641		176,240,499	$0.399

________________________________

(1)	This calculation of the effective cash price does not include any consideration to the Company other than cash, as the consideration for certain issuances of Class B Common Stock (such as participation in an accelerator) are difficult to calculate and are therefore excluded from this calculation.

(2)	Assumes conversion at exercise price of all outstanding options.

(3)	Stock option pricing is the weighted average exercise price of outstanding options, including unvested shares.

(4)	Represents shares issuable upon conversion based on the outstanding principal and interest of these notes. The Company has assumed all of these notes will convert into shares of Class A Common Stock at a conversion price of $0.50.

14

(5)	Represents shares issuable upon conversion of SAFEs based on a valuation cap of $7,000,000. These SAFEs are convertible into shares of either the Company’s Class A Common Stock at the option of the Company, or the Preferred Stock of the Company issued pursuant to an equity financing in the future in which the Company authorizes and issues Preferred Stock. The Company has assumed these SAFEs will convert into shares of Class A Common Stock.

(6)	Represents shares issuable upon conversion of SAFEs based on a valuation cap of $9,000,000. These SAFEs are convertible into shares Preferred Stock of the Company issued pursuant to an equity financing in the future in which the Company authorizes and issues Preferred Stock. The Company has assumed these SAFEs will convert into shares of Class A Common Stock.

(7)	Represents shares issuable upon conversion of SAFEs based on a valuation cap of $10,000,000. These SAFEs are convertible into shares Preferred Stock of the Company issued pursuant to an equity financing in the future in which the Company authorizes and issued Preferred Stock. The Company has assumed these SAFEs will convert into shares of Class A Common Stock.

(8)	Does not include shares of Class A Common Stock issuable upon exercise of the 2022 Warrants issuable in this Offering (assuming the maximum offering amount), which could result in the issuance of a maximum of 10,695,577 additional shares of Class A Common Stock at an exercise price of $1.50 per share. Also does not include outstanding 2021 Warrants and 2020 Warrants, which may be exercised for a maximum of 2,660,385 and 24,475,820 shares of Class A Common Stock, respectively, in this Offering. Does not include up to 2,742,215 shares of Class A Common Stock that may be issued upon the exercise of outstanding warrants of the Company issued by the Company in 2021 as repayment for certain convertible notes of the Company (see “Management’s Discussion and Analysis – Issuances of Equity”). Does not include 706,938 shares of Class A Common Stock that may be issuable to Visionful pursuant to the Company’s Purchase Agreement with Visionful. See “Description of Business – Strategic Acquisitions” for further information.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

15

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

16

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 10,695,577 Units on a “best efforts” basis at a price of $2.00 per Unit. Each Unit consists of two (2) shares of Class A Common Stock and one (1) 2022 Warrant to purchase a share of Class A Common Stock. The shares of Class A Common Stock and the 2022 Warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. The minimum subscription is $250, or 125 Units.

Additionally, the Company is qualifying for issuance up to 2,660,385 shares of Class A Common Stock issuable upon the exercise of 2021 Warrants, and 24,475,820 shares of Class A Common Stock issuable upon the exercise of 2020 Warrants.

Of the 59,222,936 shares of Class A Common Stock available under the Offering Statement of which this Offering Circular forms a part, up to 37,831,782 of such shares are issuable upon exercise of the Warrants. Under Regulation A, the Company may only offer $75 million in Units, Warrants and shares of Class A Common Stock during a rolling 12-month period.

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.cloudastructure.com) on a landing page that relates to the Offering, invest.cloudastructure.com.

The Offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the Offering is earlier terminated by the Company, in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company.

The Company has engaged Dalmore Group, LLC (“Dalmore”), a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer;

•	Review each investor’s subscription agreement to confirm such investor’s participation in the Offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation;

•	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and

•	Coordinate with third party providers to ensure adequate review and compliance.

17

As compensation for the services listed above, the Company has agreed to pay Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with the Offering, such as, among other things, preparing the FINRA filing in connection with this Offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the Company. The Company has also agreed to pay Dalmore a one-time consulting fee of $10,000 to provide ongoing general consulting services relating to this Offering such as coordination with third party vendors and general guidance with respect to the Offering, which will be due and payable within 30 days after this Offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA. In addition, the Company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the Offering to support the Offering once the SEC has qualified the Offering Statement and the Offering commences. Assuming a fully-subscribed offering for the Units and all Warrants are exercised, the Company estimates that the total amount payable to Dalmore, including the one-time advance expense allowance fee of $5,000 and consulting fee of $10,000, would be $596,857.31.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Warrant Agent and Transfer Agent

We have engaged VStock Transfer, LLC (“VStock”) to act as the warrant agent for the Warrants pursuant to a Warrant Agency Agreement. We have also engaged VStock to act as our Transfer Agent for the Company’s securities.

Investors’ Tender of Funds

After the SEC has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, debit or credit card, wire or check. Subscriptions via credit card will be processed via a third-party payment processor integrated with Novation Solutions Inc. o/a DealMaker. The Company estimates that processing fees for credit card subscriptions will be approximately 4.5% of total funds invested per transaction. The Company intends to pay these fees on behalf of investors. Investors should note that processing of checks and credit cards by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic. Delays in the processing and closing of subscriptions paid by check may occur, and credit card processing fees may fluctuate. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company estimates that approximately 58% of the gross proceeds raised in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total Offering expenses set forth in the “Use of Proceeds” section of this Offering Circular.

In order to purchase the Units being offered, you will be required to subscribe to the Offering at invest.cloudastructure.com and agree to the terms of the Offering and the subscription agreement.

18

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

In the event that it takes some time for the Company to raise funds in this Offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

Provisions of Note in Our Subscription Agreement

Restrictions on Transfer

The subscription agreement that investors will execute in connection with the Offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the initial public offering (“IPO”) and ending on the date specified by the Company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or other securities of the Company held by the investor, or securities convertible or exercisable or exchangeable for Common Stock without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

Forum Selection Provisions.

Section 6 of our subscription agreement (which appears as an exhibit to the Offering Statement of which this Offering Circular forms a part) provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

19

USE OF PROCEEDS TO ISSUER

The maximum gross proceeds we may receive from the sale of our Units in this Offering is $58,185,731 (including the proceeds from exercise of Warrants).

Assuming a maximum raise of $58,185,731, the net proceeds of this Offering would be approximately $51,810,084 after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $6,375,648.

Assuming a raise of $43,639,299 (representing 75% of the maximum offering amount), the net proceeds would be approximately $38,825,938, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $4,813,361.

Assuming a raise of $29,092,866 (representing 50% of the maximum offering amount), the net proceeds would be approximately $25,841,792, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $3,251,074.

Assuming a raise of $14,546,433 (representing 25% of the maximum offering amount), the net proceeds would be approximately $12,857,646, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $1,688,787.

Use of Proceeds	Percentage of Offering Sold
	25%	50%	75%	100%
Sales and Marketing	$2,571,529	$7,752,538	$13,977,338	$21,760,235
Engineering (1)	$5,143,058	$9,044,627	$13,200,819	$17,097,328
Hardware Development	$1,928,647	$2,584,179	$3,106,075	$3,108,605
Research & Development	$1,928,647	$3,359,433	$5,435,631	$7,771,513
Product Development	$5,143,058	$9,044,627	$11,647,781	$12,952,521
General and Administrative and Other Expenses (2)	$2,571,529	$7,752,538	$13,977,338	$21,760,235
TOTAL	$10,996,532	$25,841,792	$38,825,938	$51,810,084

(1)	Includes proceeds to be used for hardware development, research and development, and product development, broken-out in the rows below.
(2)	Includes payment of salaries to the executive officers and directors of the Company, which includes: $350,000 per year to Rick Bentley, $250,000 per year to Gregory Rayzman, $300,000 per year to Gregory Smitherman, $200,000 per year to Lauren O’Brien, $100,000 per year to Jeff Kirby, $100,000 per year to Jeff Karras, and $100,000 per year to James McCormick. See “Compensation of Directors and Executive Officers.” Further, the Company intends to use a portion of the proceeds allocated under “General and Administrative Expenses” raised in this Offering to date to discharge indebtedness - specifically, repayment of $171,656.16in outstanding convertible promissory notes of the Company as of February 28, 2022. Finally, the Company may use a portion of these proceeds in pursuing future acquisition opportunities.

Because the Offering is a “best efforts” offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

20

THE COMPANY’S BUSINESS

Overview

Cloudastructure was incorporated under the laws of the State of Delaware on March 28, 2003. Cloudastructure provides cloud-controlled physical infrastructure to enterprises in the form of video surveillance and access control in a cloud-model. We provide on-premises hardware that talks to a customer’s cameras and doors. Then we host a cloud solution that allows the customer to see their video (live and recorded) and manage which employee’s badge works on which door from anywhere. Since we are in the cloud, we have available computational resources that would be impractical to build and maintain at each customers' location. These computational resources allow us to provide more advanced AI (artificial intelligence) solutions than are possible in the legacy on-premises model. Such AI solutions include Tagger(tm) which tags all objects seen in a video so that users can search by tag (e.g. "person", "vehicle", "animal", etc.). Essentially, we are indexing our customers’ video surveillance and access control data to make for easy search, just like Google indexed the web for easy search. We also allow the user to use their phone for access instead of using a legacy Radio-Frequency Identification (RFID) card or badge.

Our Background

Cloudastructure’s inception was the result of an incident of corporate theft at a previous company of our CEO and founder, Rick Bentley. At his previous venture-backed company in San Francisco during the dot-com boom, someone walked into his company’s headquarters, picked up a laptop with sensitive, confidential data of the company, and walked out the door. Although the company had installed an expensive video surveillance system, someone had unplugged the on-premises system during the theft, and as a result, there was no video of the incident. Systems like these are still the standard today – which is why Cloudastructure believes there is an opportunity to bring innovation and new technology to enhance the field of video surveillance security, and eliminate the weaknesses of today’s standard surveillance systems.

Cloudastructure, Inc. was originally incorporated as “Connexed Technologies, Inc” in 2003, and offered cloud video surveillance systems. On September 1, 2013, Connexed Technologies, Inc. and Reach Systems, Inc., which had been offering cloud access control since 2005, entered into an Asset Purchase Agreement pursuant to Connexed Technologies purchased all of the assets of Reach Systems Inc. The acquisition of Reach System’s Inc.’s assets allowed the Company to recognize the synergies of customer value with the bundling of video surveillance and access control delivered as a cloud-based service. The Company subsequently changed its name to “Cloudastructure, Inc.” on September 28, 2016.

Principal Products and Services

Cloudastructure’s solution centralizes the management of access control and video surveillance. The cloud model allows customers to scale geographically to multiple locations without complicated or insecure network settings. Cloudastructure can support a client’s installation efforts, helping the client get in touch with local installation partners or take turnkey responsibility for delivering the solution seamlessly. The service and support is provided for a monthly subscription, requiring no upfront licensing costs or large capital budgets. As the Company adds more artificial intelligence (e.g. doing what the guard at the front desk does: making sure a face matches the entry badge and that no one "piggybacks" in behind an authorized party without a badge), the Company believes that it will likely be able to increase pricing, in the future, for its cloud-based solution.

21

Existing Products and Services

Please see below for a summary of our existing products and services.

Product / Service	Description	Current Market
Service: Cloud Video Surveillance	Video stored in the cloud. Multiplatform (web, phone, tablet) access. Features include playback of recorded video, live view of current video, and object detection / search.	Small, medium and enterprise-sized business, and education markets
Service: Cloud Access Control

Access control system managed from the cloud. Multiplatform (web, phone, tablet) compatible. Features include allowing the user to unlock doors from a live video feed or from a smart device’s homescreen. This existing 1.0 version of our access control system is on hold from a sales perspective, pending the development of a newer 2.0 version, which is already underway We still support existing devices and users in the interim.

Small, medium and enterprise-sized business, and education markets
Product: Cloud Video Recorder (CVR)

Records video. This device is compatible with existing or new cameras, and stores records and stores data even if not connected to the internet. The device uploads recordings to the cloud and manages bandwidth. It is network secure.

Small, medium and enterprise-sized business, and education markets
Product: Cloud Door Controller

Controls door access. It stores an “allow-list” (i.e. authorized personnel) locally in the device. It works if internet access is down, and is compatible with a majority of door hardware currently in use. It is network secure.

This existing 1.0 version is on hold from a sales perspective, pending the development of a newer 2.0 version. We still support existing units in the field.

Small, medium and enterprise-sized business, and education markets

Our current process is as follows: first, we install our on-premises hardware that interfaces with the customer’s current video surveillance security system. Once installed, we are able to send all the video recorded by the customer’s system to our cloud. Once the video is with us, we have a unique advantage over all on-premises solutions - we can run it all through large GPU's (Graphics Processing Units, faster than CPUs at handling video) that are hosted by third parties running Machine Learning software that can start to see across 100's or 1,000's of cameras better than any single human can. Next, our cloud-based system can index all the objects and faces in the video. This means that the video can be searched by tag: person, animal, vehicle, etc. and even individual faces. Then, when our cloud-based system detects a person, it can attempt to match that person to a face in our database. If we can, we run that through a face recognition system, which allows a search to be conducted to locate a specific person, name, and face. This is what we are currently selling now.

22

Current higher-level features of our products and services, beyond our standard Video Surveillance and Access Control, include:

1.	Computer Vision:

a.	Tagger. Generates tags for every object it sees in the video. Things like “animal” or “person” or “vehicle”. Then, we let the customer search by tag. No more watching branches blow or cars drive by for an hour - just search by "person" and see only videos that have people in them.

b.	Face Recognition. Face Recognition tags all videos with faces recognized in them. You can search by known person (e.g. Patrick) or unknown person (e.g. Unknown123). "Hey, that guy right there who attacked that other person ... where else has he been on my campuses?"

c.	Covid 19 related: Detection of people wearing or not wearing face masks. This information is of interest to many municipalities and companies that want to track compliance with mandatory face covering requirements or just to gather objective measures of what percent of a population in an area, campus or building are wearing face coverings.

2.	Smartkey. Allows an employee’s phone to open a door. It's more secure, and people generally always have their phone with them, so less risk of lost keys. Also enables a person to see someone live on video and unlock the door for them if they're locked out, dropping off a package, etc. Further development and marketing of this feature is on hold pending the development of our 2.0 Access Control System and associated Cloud Door Controller.

3.	Mobile applications. Our end user functionality is now available on both iOS and Android platforms.

Products and Services in Development

1.	Computer Vision.

a.	Tailgate/Piggyback Prevention. One of the front desk guard's primary functions is making sure no one “tailgates” in behind someone else who is badging in. Unlike human guards, we can do this cost effectively on all the doors (side door, back door, document room, etc.) and not just the main lobby door.

b.	People Counter and Distancing. Detection of the number of people in an area and their proximity to each other, e.g. Social Distancing.

c.	Insurance and Property Management Related Events. Water on the floor, slip and falls, and other issues that if caught early can have savings much greater than the cost of a video surveillance system.

23

2.	Door System. We have a 1.0 door system that we are currently upgrading to our 2.0 and then, once integrated, we will have unfettered access to the door events (e.g. card read, access granted, door opened). This will allow us to optimize tailgate/piggyback functionality. We are in the early stages of researching integration with accurate non-contact body temperature thermometers (e.g. subject puts their forehead inches from the reader). This could be combined with video surveillance face recognition to capture the subject’s face and establish their identity at the time of the reading. This information could be used to deny entry and/or send an alert when a person with fever attempts to enter a building or other secure area.

3.	Cloud Access Control 2.0 and Cloud Door Controller 2.0. As described above, the Company is currently developing 2.0 versions of its Cloud Access Control service and Cloud Door Controller product. Planned improvements in the 2.0 versions include an Internet of Things (IoT) device – devices connected and controllable via the internet - device and related cloud services. The Company expects these 2.0 versions will be fully developed by mid 2022.

4.	Edge Computing. In some cases it is desirable to perform Computer Vision tasks at the “edge” (on premises) and not in the cloud. Reasons could include lower latency, moving the power consumption to the customer, or low bandwidth situations where the user is unable to upload all the video to the cloud in full resolution and frame rate, etc. Cloudastructure is developing edge-computing products to meet the price-performance targets of our customers that desire such capabilities.

Development Timelines

For all of the above development projects, as well as any other future projects of the Company, timeline to completion and costs are intertwined. The more working capital to which we have access, the faster we can develop. However, the more working capital we have, the more we can expand the feature set of a product or service, which can paradoxically increase the timeline to completion of that product or service. Also, for all development projects, we believe executing them in partnership with at least one customer is superior to developing them without end user input. This means that the initial scope of each project usually cannot be known until there is a complete product specification which involves input from third parties that we do not control, and the final scope cannot be known until there are sufficient testing and feedback cycles that enable all parties to agree the product or service is market ready. Therefore, it is difficult for us to provide exact timelines or costs for any of the above products and services at this time. Nonetheless, we believe most of these projects will be completed in 2022.

Business Model

Cloudastructure operates under a Software-as-a-Service (SaaS) model. We found that we can compete with incumbents in this industry by pricing by the door and camera per year (e.g. $249/year per camera). We make more recurring revenue than they do while still providing a lower TCO (Total Cost of Ownership) to our customers. However, we believe our higher-level AI features will allow us to achieve security guard level pricing - which is much higher than what we charge now. We intend to benefit from this price elasticity.

The Cloudastructure hardware utilizes state of the art technology, delivered at a very competitive price that beats the industry standards and comes with zero maintenance or replacement costs with a lifetime warranty. Cloudastructure’s solution centralizes the management of access control with video monitoring and allows customers to scale geographically to multiple locations.

24

Distribution

Cloudastructure’s services require a physical installation of our on-premises hardware at the client’s desired location. Cloudastructure facilitates this installation – either delivering a turnkey solution to the client itself, or helping the client get in touch with local installation partners to make sure the process is handled smoothly. The service and support is provided for a monthly subscription, requiring no upfront licensing costs or capital budgets.

The Market

Cloudastructure considers itself to be in the video surveillance industry. According to a May 2019 study published by Allied Market Research, the global video surveillance market was valued at $28.184 billion in 2017, and is projected to reach $87.36 billion by 2025, growing at a CAGR of 14.2% from 2018 to 2025. Video surveillance systems can be used in nearly any environment. Security and surveillance are required for all organizations worldwide. Governments, enterprises, financial institutions, and healthcare organizations alike are all expected and required to have a certain level of security and monitoring measures. As a result, there has been an increase in the demand for security applications such as video surveillance to monitor and record borders, ports, transportation infrastructure, corporate houses, educational institutes, public places, buildings, and others, which is expected to drive the video surveillance market growth globally.

The increase in demand for security systems has also resulted in an increased demand for more advanced systems, such as Internet Protocol cameras, or IP cameras, which receive control data and send image data via the Internet. They are commonly used for surveillance but unlike analog closed-circuit television (CCTV) cameras, they require no local recording device, only a local area network. IP security cameras send their signal over a network, allowing greater information transfer than an analog signal. A growth in transition from analog surveillance to IP cameras and integration of internet-of-things has fueled the growth of the video surveillance market size. However, factors such as high investment cost in data storage technologies and lack of professional expertise in handling IP cameras have hampered the market growth.

With its technological solutions that address problems historically faced in the video surveillance industry, Cloudastructure intends to capitalize on this growing need for sophisticated surveillance systems, targeting small, medium, and enterprise-sized businesses in any industry or market.

Competition

The Company’s primary competitors include Eagle Eye Networks, Avigilon, Verkada, Genetec, Milestone, Qodnify, Dropcam, Bosch, Tyco, Honeywell, Siemens, Lockitron, Latch, Brivo, and Kisi. The markets for the Company’s products and services are highly competitive and the Company is confronted by aggressive competition in all areas of its business. These markets are characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of artificial intelligence security and cloud based video surveillance.

Principal competitive factors important to the Company include price, product features, relative price/performance, product quality and reliability, design innovation, a strong third-party software and accessories ecosystem, marketing and distribution capability, service and support and corporate reputation.

25

Employees

As of March 8, 2022, the Company had 22 full-time employees and 3 part-time employees.

The Company generally enters into agreements with its employees that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, our proprietary information.

Outsourcing

We currently outsource a number of key functions of the Company to third parties, including accounting, legal and payroll.

In addition, we host our services on Google and Amazon’s cloud platforms. There are a number of alternative cloud providers that we could utilize, to instead host, such as Microsoft or Digital Ocean, if it became necessary – or we could put our own computers up in a co-location facility to achieve the same result.

Key Customers

For the six months ended June 30, 2021, University of California Santa Barbara accounted for only 33% of our revenues, as the Company has expanded its customer base. As with our other customers, we provide our services to this customer on an at-will basis, with no formalized agreement governing the terms of our services in place. We are continuing to develop other customer relationships and, while we value the relationship with this particular customer highly, management believes we are not substantially financially dependent on our relationship with this customer, or any other particular customer of the Company. Our ideal customer is an enterprise business with multiple locations for our security systems.

Suppliers

We currently utilize third-party suppliers of computers (specifically, x86 models) onto which we install software, ours and third parties’, to turn them into our CloudVideo Recorders (CVRs). To date, we have bought computers primarily through Amazon and Newegg, but there are a large number of suppliers that we could source from for these computers should we have to source from alternative providers for any reason.

Strategic Acquisitions

Our core focus is to grow Cloudastructure organically. However, we may selectively evaluate strategic acquisition opportunities that would allow us to expand our footprint, broaden our client base and deepen our product and service offerings. We believe that there are meaningful synergies that result from acquiring small companies that provide unique solutions and opportunities for our Company and its clients. Integrating these solutions into our broader technology and client base and integrating acquisitions into our plan of operations may potentially result in revenues and cost synergies. As of the date of this Offering Circular, we have completed an acquisition of one business, and have entered into a non-binding commitment for acquisition of another business, which we describe below. We continue to look for opportunities in this regard.

26

Visionful

On February 4, 2022, the Company completed the acquisition of substantially all of the assets and assumed certain stated liabilities of Visionful Holding Inc., a Delaware corporation (“Visionful”). The Company, Visionful and the sole stockholder of Visionful entered into an asset purchase agreement dated December 30, 2021, as amended as of February 1, 2022 (the “Purchase Agreement”). The asset acquisition was deemed completed by the parties as of February 1, 2022.

Under the terms of the Purchase Agreement the total purchase price for the purchased assets is up to a maximum of (i) $1,081,499.20 in cash (the "Cash Payment") and (ii) 1,000,000 shares of Class A Common Stock valued at $0.60 per share (the "Equity Payment"). The total maximum purchase price is to be paid in two installments. At Closing, the Company paid to Visionful (i) $282,662 in cash (less $28,000 to be retained by the Company for six months as an indemnification holdback amount) and, (ii) 293,062 shares of Class A Common Stock.

The Purchase Agreement also provides that if, within six months of the Closing, the Company is able to enter into a contract with Stanford Healthcare Systems that provides the Company with at least $1,467,000 in consideration payable by Stanford Healthcare Systems for the Company providing hardware, installation and one year of software, an additional cash payment of $798,837.20 shall be made and the Company will issue an additional 706,938 shares of Class A Common Stock to Visionful (the “Contingent Payments”). In the event that a contract with Stanford HealthCare Systems is timely entered into, but with a value of less than $1,467,000, the Contingent Payments would be appropriately pro-rated. As of the date of this Offering Circular, the Company has not entered into a contract with Stanford HealthCare Systems.

A copy of the Purchase Agreement, as amended, is included as Exhibit 6.15 to the offering statement of which this Offering Circular forms a part.

Visionful is a company that offers a smart parking solution for transit providers, as well as commercial companies, hospitals, airports, universities and municipalities who are looking to better understand their parking usage and manage parking efficiency. We believe this acquisition will add an exciting new License Plate Recognition and analytic component to our cloud-based video surveillance platform. Harmonious with Cloudastructure’s security platform, Visionful’s advanced License Plate Recognition features can be integrated with public safety API’s to alert security personnel to the presence of bad actors on their campuses. The feature provides a unique and vital differentiator between Cloudastructure’s award-winning video surveillance platform and that of competitors, which we hope will lead to more opportunities for our Company.

Infrastructure Proving Grounds

On January 19, 2022 the Company signed a non-binding Letter of Intent to acquire Infrastructure Proving Grounds (IPG) , an internet of things (IoT) cybersecurity company. IPG produces the award-winning GearBox IoT security tool. GearBox combines a durable appliance with simple execution to allow industrial operators the insight they need to secure their infrastructure. GearBox provides cybersecurity and performance metrics to some of the nation's most critical infrastructure including utilities, commercial buildings, healthcare and transportation. The acquisition will add an important new layer of cybersecurity to the Company’s rapidly expanding physical and cybersecurity platform and will enable Cloudastructure to provide a key service offering for enterprise customers as they embrace new IoT technologies. According to a September 2019 report published by Forrester Consulting entitled, “State of Enterprise IoT Security in North America: Unmanaged and Unsecured:”

•	67% of enterprises have experienced an IoT security incident
•	84% of security professionals believe IoT devices are more vulnerable than computers; and
•	93% of enterprises are planning to increase their spending on security for IoT and unmanaged devices

Routinely installed IoT devices include video surveillance, access control, fire and life safety, utilities, conveyance, HVAC and building management, as well as public internet applications.

We believe GearBox’s “plug-and-play” monitoring of inventory, risk, compliance and rogue device detection, combined with readily accessible normalized data alleviates the level of risk introduced by IoT installations. The acquisition of IPG by the Company is subject to satisfactory completion of customary due diligence and the signing of a definitive agreement.

27

Regulation

Our business is not currently subject to any licensing requirements in any jurisdiction in which we operate. This does not mean that licensing requirements may not be introduced in one or more jurisdiction in which we operate, and such requirements could be burdensome and/or expensive or even impose requirements that we are unable to meet.

We are subject to a number of U.S. federal and state laws and regulations that involve matters central to our business. These laws and regulations involve privacy, data protection, and other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.

Intellectual Property

The Company does not have any patents or trademarks on which it relies. We have engaged IP counsel to start our IP strategy in earnest.

We rely on confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, our proprietary information.

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

Property

The Company does not currently lease or own any physical premises other than the following: The Company currently uses 150 SE 2nd Ave, Suite 300, Miami FL 33131 as a mailing address. The Company also maintains a small, two desk, office at 12277 Soaring Way Suite 300-C Truckee, CA 96161. The Company has signed a 2-year lease which will start when the space is available (estimated to be in February or March of 2022) for space at 655 Skyway Road, San Carlos, CA 94070 for $6,514 per month, which we intend to serve as development offices for our Company. However, the Company’s operations are generally conducted remotely.

Recent Developments

Cloudastructure recently received a subpoena from the U.S. Securities and Exchange Commission, in a matter captioned In the Matter of Certain Reg-A Issuers. The subpoena seeks documents from January 1, 2018 through the date of the subpoena. The Company is cooperating with the investigation and intends to produce documents in response to the subpoena. The Company can offer no assurances as to the outcome of this investigation or its potential effect, if any, on the Company.

28

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2020 and December 31, 2019 and the six months ended June 30, 2021 and 2020 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Cloudastructure, Inc. is a corporation organized under the laws of the State of Delaware. The Company is headquartered in Florida. The Company is a technology retailer that focuses on intelligent devices and software for physical security applications.

Basis of Presentation

Net Revenues. Net revenues consist of revenue recognized from subscriptions contracts, door and video services, and sales of controllers and recorders.

Cost of Goods Sold. Cost of goods sold consists of hosting costs, the costs of equipment sold, installation costs and the costs of the operations department.

Operating Expenses.  Operating expenses consist of general and administrative expenses, which are primarily salaries, professional fees, consulting costs and expenses related to the administrative functions of the Company, research and development expenses, which consist primarily of product development costs and salaries, and sales and marketing expenses, which represent public relations, advertising and direct marketing costs, as well as the associated personnel costs.

Results of Operations

Six Months Ended June 30, 2021 and 2020

Net Revenues. The Company’s net revenues for the six months ended June 30, 2021 were approximately $62,000 compared to $41,000 for the six months ended June 30, 2020, an increase of 52%. In connection with this increase in net revenues, the Company’s cost of goods sold increased from $16,000 for the six months ended June 30, 2020 to $261,000 for the six months ended June 30, 2021. Cost increases were incurred as the Company built hosting infrastructure in anticipation of future business, created an operations team and incurred installation and equipment costs.

Operating Expenses. The Company’s operating expenses for the six months ended June 30, 2021 and 2020 were as follows:

	Six months ended
	June 30, 2021	June 30, 2020
General and administrative	$1,322,000	$147,000
Research and development	$424,000	$79,000
Sales and marketing	$1,301,000	$6,000
Total operating expenses	$3,047,000	$232,000

29

General and administrative expenses increased significantly from $147,000 for the six months ended June 30, 2020 to $1.322 million for the six months ended June 30, 2021, mostly due to an increase in personnel costs of $378,000 ($155,000 in bonuses paid, an increase in headcount, an increase in salary for the CEO and $11,000 in stock compensation expense), an increase in consultant and professional service expenditures of $376,000 and an increase in travel expenses of $329,000.

Research and development expenses were $424,000 for the six months ended June 30, 2021 compared to $79,000 for the six months ended June 30, 2020. The increase in research and development spend was mostly due to an increase in research and development personnel costs of $157,000, an increase in consulting expenses of $114,000 and engineering and laboratory expenses of $47,000.

Sales and marketing expenses also increased significantly, from $6,000 in 2020 to $1,301,000 in 2021. The increase in sales and marketing expense was mostly due to an increase in sales and marketing personnel costs of $684,000, an increase in marketing spend of $272,000, an increase in consulting expenditures of $175,000, an increase in travel and entertainment expenses of $71,000 and an increase in small equipment expenses of $23,000. Additionally, during the six months ended June 30, 2021, the Company incurred $24,000 in bad debt expense to create a reserve for uncollectible accounts. Companywide headcount increased from 2 staff members at June 30, 2020 to 24 staff members at June 30, 2021.

Interest Expense. The Company’s interest expense for the six months ended June 30, 2021 was $1,522,000 compared to $189,000 for the six months ended June 30, 2020. Changes in interest expense are primarily the result of changes in the fair values of the embedded derivative feature included in the Company’s outstanding convertible notes and changes in the fair value of the Company’s outstanding SAFEs. During the six months ended June 30, 2021 , the estimated fair value of the embedded derivative feature increased by $41,743 and the estimated fair value of the outstanding SAFEs increased by $1,373,715. The increase in the fair value of the SAFEs is primarily due to the Company’s issuance of Class A Common Stock during this same period. The SAFEs are convertible into equity at various fixed valuation caps and as the Company issues additional shares and grants new stock options, the conversion price for each SAFE with a fixed valuation decreases, resulting in an increase in the estimated fair value of the SAFEs.

Net Income. As a result of the foregoing, the Company suffered a net loss of $4,768,000 for the six months ended June 30, 2021, compared to net loss of $396,000 for the six months ended June 30, 2020.

Twelve Months Ended December 31, 2020 and 2019

Net Revenues. The Company’s net revenues for the twelve months ended December 31, 2020 were approximately $91,031 compared to $76,717 for the twelve months ended December 31, 2019 – an increase of 19%. Customers that had no revenue in the prior year made up $13,220 of the year-over-year increase. In connection with this increase in net revenues, the Company’s gross profits increased substantially, from $604 for the twelve months ended December 31, 2019 to $20,536 for the twelve months ended December 31, 2020.

Operating Expenses. The Company’s operating expenses for the twelve months ended December 31, 2020 were $1,454,471 compared to $445,611 for the twelve months ended December 31, 2019 – an increase of nearly $1 million. These expenses were largely comprised of general and administrative expenses, which were $861,398 for the twelve months ended December 31, 2020 compared to $316,607 for the twelve months ended December 31, 2019. General and administrative expenses increased due to an increase in personnel costs of $232,026, an increase in professional service expenditures of $134,545 and an increase in travel expenses of $69,145. Research and development expenses also increased significantly in 2020, totaling $275,314 for the twelve months ended December 31, 2020 compared to $123,368 for the twelve months ended December 31, 2019. The increase in R&D spend in 2020 was incurred in connection with an increase in R&D personnel costs of $155,894, using funding from this Offering. Sales and marketing expenses also increased significantly in 2020 – from $5,636 in 2019 to $317,759 in 2020. Sales and marketing expenses increased significantly in 2020, due to an increase in personnel costs of $208,419 and increased marketing spend of $70,379.

30

Interest Expense. The Company’s interest expense for the twelve months ended December 31, 2020 was $387,337 compared to $89,841 for the twelve months ended December 31, 2019 – an increase of 331%. During 2020, the Company recorded interest expense of $270,925 to account for the variable redemption feature on the Company’s outstanding notes payable and $44,542 to account for the change in fair value of the SAFE agreements, each of which contributed to the increased interest expense in 2020.

Net Income. As a result of the foregoing, the Company suffered a net loss of $1,825,552 for the twelve months ended December 31, 2020, compared to net loss of $535,983 for the twelve months ended December 31, 2019.

Liquidity and Capital Resources

Since inception, the Company has relied on raising funds from the issuance of convertible notes, SAFEs, Warrants, and equity to fund its business. As of June 30, 2021 the Company had cash on hand of $18.7 million and working capital of $17.0 million. The Company could incur additional losses prior to generating additional positive working capital from operations. The Company also has an accumulated deficit in earnings since inception. During the next twelve months, the Company intends to fund its operations with funds raised from the issuance of securities in this Offering, its previous 2020 Regulation A Offering, and funds from revenue producing activities.

As of the date of this Offering Circular, the Company expects its current capital will be able to fund operations for at least the next twelve (12) months.

Issuances of Equity

On July 9, 2020, the Company commenced an offering pursuant to Regulation A of the Securities Act of 1933, as amended (the “2020 Regulation A Offering”), initially qualifying the offer and sale of up to $50,000,000 of units consisting of 2 shares of Class A Common Stock of the Company at $1.00 per unit, and 1 warrant to purchase 1 share of Class A Common Stock of the Company at an exercise price of $0.75 (each, a “2020 Warrant”). In May of 2021, the Company filed a post-qualification amendment to the offering statement to increase the maximum offering amount of the 2020 Regulation A Offering from $50,000,000 to $75,000,000. On August 25, 2021, the Company filed a supplement to the offering circular to increase the price of the units from $1.00 to $1.20 and to increase the exercise price per share of the warrants comprising the units from $0.75 to $0.90 (each, a “2021 Warrant”). As of February 28, 2022, the Company has received binding commitments for gross proceeds of $36,017,766.15, comprised of $32,190,369.80 from the sale 31,907,510 units, and $3,578,478.75 from notices of exercise for 4,771,305 2020 Warrants submitted to the Company by warrant holders.

As of the date of this Offering Circular, the Company has closed upon $32,822,125.80 in investments from the 2020 Regulation A Offering out of the total committed gross proceeds of $36,017,766.15, and is continuing to hold closings on the remaining committed investments.

On October 15, 2021, the Company’s board unanimously approved the repayment of all of the outstanding convertible notes of the Company (or alternatively, to allow such notes to convert into equity of the Company in the form of “units” consisting of 2 shares of Class A Common Stock and one warrant to purchase one share of Class A Common Stock at $0.75 per share) with such repayment to occur on or after October 31, 2021. As of October 31, 2021, the Company had a total of $2,053,574.32 in outstanding principal and interest owed to convertible noteholders. As of the date of this Offering Circular, a total of $1,881,918.15 in outstanding principal and interest has been repaid to noteholders, consisting of $1,326,759.72 in cash and $555,158.43 in equity (via issuance of units). Certain of the convertible noteholders repaid were related parties of the Company. As of October 31, 2021, the Company had Mr. Bentley had 8 notes with a total principal amount of $29,200 and accumulated interest of $25,409.48, for a total outstanding balance of $54,609.48 owed to Mr. Bentley by the Company. On October 31, 2021, Mr. Bentley exchanged $1,000 of this outstanding balance for 2,000 shares of Class A Common Stock and 1,000 warrants to purchase 1,000 shares of Class A Common stock at $0.75 per share and received the remainder in cash. As of October 31, 2021 former board member Mr. Eschenbach had 3 notes with a total principal amount of $35,000 and accumulated interest of $28,981.64. Mr. Eschenbach exchanged $28,981 of the total outstanding balance of his notes for 57,962 shares of Class A Common Stock and 28,981 warrants to purchase 28,981 shares of Class A Common Stock with an exercise price of $0.75 per share and received the remaining $35,000.81 in cash. As of October 15, 2021, former board member Elizabeth Fetter had 3 notes with a total principal amount of $15,000 and accumulated interest of $11,106.58. Ms. Fetter exchanged $10,292 for 20,584 shares of Class A Common Stock and 10,292 warrants for Class A Common Stock with an exercise price of $0.75 per share and received the and received the remaining $15,814.58 in cash. As of the date of this Offering Circular, there were no outstanding convertible notes held by Mr. Eschenbach or Ms. Fetter. As of the date of this Offering Circular, total principal and interest payable to remaining convertible noteholders is $171,656.16.

31

On November 28, 2021, Mr. Bentley exercised options to purchase 3,300,000 shares of Class B Common Stock. On December 3, 2021, the Company loaned to Mr. Bentley $373,158.84 to pay withholding taxes related to the option exercise. The note accrues interest at 2.0% per annum and has a maturity date of December 3, 2022. The note is secured by the 3,300,000 shares of Class B Common Stock – if Mr. Bentley does not repay the note, the Company will receive these shares back. As of February 28, 2022, Mr. Bentley has repaid $25,000 of the note and $348,158.84, plus accrued interest of $1,762.35, remains outstanding.

Issuances of Convertible Notes

In 2020 and prior years, the Company issued promissory notes and convertible notes in exchange for cash for the purpose of funding its continuing operations (the “Notes”). The Notes accrue interest at the rate of four to six percent per annum and are convertible to equity at a pre-determined discount to market value under certain predefined conditions. Such conditions include a qualified equity financing, election by a majority of noteholders on the maturity date of the associated Notes to convert the Notes, or a sale of the Company.

As of February 28, 2022, the total outstanding balance of these notes was $171,656.16, which includes accrued interest. All of this balance is represented by notes that are outstanding beyond their stated maturity date, which balance is immediately due and payable by the Company upon demand by the holders of the notes. To date, the Company has not received a demand for payment by holders of such Notes that are outstanding beyond their stated maturity date – however, the holders of such Notes may make such a demand for payment at any time.

Promissory Note With Optional Conversion

In December 2019, accounts payable of $92,731 from a vendor was converted into a promissory note. During the six months ended June 30, 2021, the Company repaid the note in full. As of the date of this Offering Circular, it is no longer an outstanding obligation of the Company.

Issuances of SAFES

On July 16, 2019, the Company completed a Regulation Crowdfunding offering in which it entered into SAFE agreements (Simple Agreement for Future Equity) with investors for net proceeds $388,340. The SAFE agreements have no interest rate or maturity date. The SAFE agreements are convertible at the option of the Company upon an equity financing of the Company in which $1,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $7,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. As of the date of this Offering Circular, the SAFE agreements have not yet converted. The Company is working to convert these SAFEs into shares of Class A Common Stock.

On November 1, 2019, the Company commenced another Regulation Crowdfunding offering in which it entered into SAFE agreements with investors (the “2020 Reg CF Offering”). The SAFE agreements become convertible into shares of Preferred Stock of the Company (currently none are authorized) issued in a future equity financing of the Company. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $10,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. For up to the first $100,000 raised in this offering, investors entered into a SAFE with the same terms, except for a lower valuation cap of $9,000,000. As of the date of this Offering Circular, the Company raised $313,842 in net proceeds from the issuance of SAFEs to investors in this offering. As of the date of this Offering Circular, the SAFE agreements have not yet converted.

32

Payroll Protection Program Loan

In 2020, as a result of the COVID-19 pandemic and as authorized by the CARES Act of 2020, the Company obtained a loan for approximately $36,637. The loan was forgivable if certain payroll targets were met. As of the date of this Offering Circular, the Company has met those conditions, and the amount owed under this loan was forgiven.

Trend Information

In 2021, the Company primarily focused on growing its sales and marketing team. At the end of 2020 we had only one full time employee in the areas of sales and marketing. As of March 8, we had 9 full time employees in these areas. We started to see results of their efforts in 2021. In 2021, our revenue began to increase and our sales pipeline started to expand. We currently have several large partnership opportunities outstanding. If we are able to capitalize on these partnership opportunities, we expect that our sales and revenues will significantly increase.

A continuing trend we’ve identified is the increase of camera pixel counts. Only 10 years ago, a typical camera might have 640x480 pixels. Today a typical camera has 1920x1080 pixels – with some cameras having twice that pixel count in each dimension. The increase in pixel count means there is more to see and our computational resources go up commensurately. We have noticed from the beginning of our business operations that our computational resources tend to follow Moore’s Law (computational power doubles every 18-24 months) and the pixel count increases significantly slower than that. This means that even though camera pixel counts continue to increase, which drives our computational load, the increase is slower than the rate at which computational resources become available to us. As such, we believe this trend will not cause any computational issues for us as these technological trends continue.

On February 4, 2022, we completed the acquisition of substantially all of the assets of Visionful, which offers a smart parking solution for transit providers, as well as commercial companies, hospitals, airports, universities and municipalities who are looking to better understand their parking usage and manage parking efficiency. We believe the acquisition of Visionful will add an exciting new license plate recognition and analytic component to our cloud-based video surveillance platform. Harmonious with Cloudastructure’s security platform, Visionful’s advanced License Plate Recognition features can be integrated with public safety API’s to alert security personnel to the presence of bad actors on their campuses. The feature provides a unique and vital differentiator between Cloudastructure’s award-winning video surveillance platform and that of competitors, which we hope will lead to more opportunities for our Company.

On January 19, 2022 the Company signed a non-binding Letter of Intent to acquire Infrastructure Proving Grounds (IPG), an internet of things (IoT) cybersecurity company. IPG produces the award-winning GearBox IoT security tool. GearBox combines a durable appliance with simple execution to allow industrial operators the insight they need to secure their infrastructure. GearBox provides cybersecurity and performance metrics to some of the nation's most critical infrastructure including utilities, commercial buildings, healthcare and transportation. The acquisition will add an important new layer of cybersecurity to the Company’s rapidly expanding physical and cybersecurity platform and will enable Cloudastructure to provide a key service offering for enterprise customers as they embrace new IoT technologies. We believe Gearbox’s “plug-and-play” monitoring of inventory, risk, compliance and rogue device detection, combined with readily accessible normalized data alleviates the level of risk introduced by IoT installations. We intend to continue to opportunistically search for acquisition opportunities in the future that complement our business.

33

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of the date of this Offering Circular, the Company’s officers and directors are as follows:

Name	Position	Age	Date Appointed to Current Position	Approximate hours per week for part-time employees
Executive Officers
Richard Bentley	Chief Executive Officer	52	March 28, 2003	N/A
Gregory Rayzman	Chief Technology Officer	59	October 21, 2019	N/A
Greg Smitherman	Chief Financial Officer	58	October 11, 2021	N/A
Lauren O’Brien	VP of Sales and Marketing	56	April 7, 2021	N/A
Directors
Richard Bentley		52	March 28, 2003	N/A
James McCormick		63	November 29, 2021	N/A
Jeff Karras		51	November 29, 2021	N/A
Jeff Kirby		57	November 29, 2021

Richard Bentley, Chief Executive Officer, Director

Rick Bentley has over 20 years of Silicon Valley startup and technology experience. He was founder and CEO of Televoke Inc. (became deCarta, bought by Uber) where he raised eight figures of Venture Capital. Mr. Bentley has been a full time Advisor to Google X. He was a direct report to Andy Grove for half a decade. Investors have brought him in for interim-CEO roles at early stage companies. He was a Senior Consultant at Bearing Point Inc., which included two assignments in Baghdad. At General Magic he managed the “Portico” program, derivatives of which serve over a million subscribers. He was Director of Business Development for Machina, a design and engineering house that developed consumer electronics products, some of which sold over 10MM units. He was also Director of Product Development for Sensory Inc, which currently has the largest installed base of speech recognition systems in the world. Mr. Bentley is the author of multiple patents and patent filings, many of which were bought by Samsung in 2014. Mr. Bentley served as CEO of the Company since its inception in 2003. He received his BA in Physics and MS in Engineering from UC Berkeley.

Gregory Rayzman, Chief Technology Officer

Gregory Rayzman is a seasoned technologist and well recognized name in Silicon Valley. His expertise in Big Data and database architecture is sought by several emerging and well-established companies like Apple, where he provided pivotal leadership in designing and developing massively scalable and database backed infrastructures. Most recently, Mr. Rayzman had a great stint at TheFind shopping search engine with relevancy and popularity algorithm instead of the ordinary pay-for-placement. TheFind was acquired by Facebook in 2015. Prior to that, as Chief architect of a forward-looking company NebuAd, in 2007 he developed behavior targeting advertising systems based on the aggregate data, which everyone from Google and Yahoo to Facebook and Plaxo is looking into only now – for better targeted, more relevant advertising. He was previously a founding engineer and Chief architect for ITM Software, acquired by BMC. Mr. Rayzman also served as CTO for Claridyne Inc., an IT infrastructure and integration company. Mr. Rayzman was founding engineer and Director of Software Engineering for Annuncio Inc., acquired by PeopleSoft (now Oracle). Mr. Rayzman joined the Company in 2004, and is now its Chief Technology Officer. Mr. Rayzman holds both Bachelor and Master’s degrees in Computer Science from Moscow University and completed his postdoctoral education in Applied Mathematics at the Academy of Science before moving to the United States earlier in his career.

Mr. Rayzman works part-time for the Company, splitting his time between SteppeChange, where he has served as CTO and Chief Data Architect since April 2015, and his role at the Company.

34

Greg Smitherman, Chief Financial Officer

Greg Smitherman is a hands-on financial executive with over 20 years of M&A and venture capital experience and 10 years of operating experience. Mr. Smitherman joined Cloudastructure as its Chief Financial Officer in October 2021. Prior to joining Cloudastructure, Mr. Smitherman served as Chief Financial Officer of Accelergy Corporation, a producer of specialty chemicals for industrial, food, pharmaceutical, and oil and gas markets, from February 2013 to October 2021. In this position, he managed the company’s financials, and was actively involved in developing and executing on the company’s fundraising strategy and joint venture negotiations, where he oversaw closing on over $20 million in funding.

Mr. Smitherman brings extensive tactical, strategic and business planning experience in building and growing companies in multiple industries. He is experienced in successfully managing large and small teams in time-sensitive environments, and has had active roles in M&A transactions, fundraising efforts, and in navigating four companies undergoing IPOs.

He received his BSAE in Aerospace Engineering from the University of Michigan, and his MBA from the University of Chicago.

Lauren O'Brien, VP Sales & Marketing

Lauren O'Brien joined Cloudastructure in April 2021 as its VP of Sales & Marketing. Lauren has over 20 years of executive experience in a variety of Sales, Sales Management, Marketing, Operations and General Management roles. Prior to joining Cloudastructure, Lauren most recently served as COO of VentureBeat, a leading enterprise AI publication. Lauren joined VentureBeat in March 2017, initially serving as VP of Operations, and then as Chief Operating Officer, where she led the company to profitability for the first time in its history while driving sales to double digit growth year over year. Lauren still serves as a Board Advisor to VentureBeat. From 2002 to 2017, she served as Chief Executive Officer of Shift Communications and Consulting, a leading consulting firm providing strategic consulting services to businesses to accelerate growth and improve operations. There, she was directly responsible for driving sales, and delivering strategic consulting services to C-level clients, and often was hired in executive roles for early-stage companies. Ms. O'Brien has extensive experience in sales, marketing and go-to-market strategy building for Saas based startups. Ms. O'Brien also led the product strategy team for a $100m CRM company where she was instrumental in securing enterprise sales with the company’s first cloud-based CRM product. Ms. O'Brien has an MBA in Marketing and Finance from University of California Berkeley and a Bachelor’s Degree from the University of Vermont.

James McCormick, Director

Mr. McCormick has over 30 years of experience in finance, operations and administration, primarily in the high tech industry. He has been instrumental in raising over $1 billion in funds for companies he has been involved with, including IPO’s, sales to strategic investors, investments by VC’s and securities sales through capital markets. He has been involved in numerous M&A activities, both on buy-side and sell-side transactions. His experience has ranged from managing start-up companies to complex, multi-national entities.

From October 2015 to May 2019, Mr. McCormick served as Chief Financial Officer of Global Equipment Services (GES), a company specializing in production process and test equipment design, manufacturing, and global services for the semiconductor and electronics product manufacturing industry. While acting as CFO, Mr. McCormick oversaw the acquisition of GES by Kimball Electronics in an approximately $50 million transaction. From May 2019 to present, Mr. McCormick has served as the Chief Operating Officer for LTA Research and Exploration, an aerospace research and development company building experimental and certified manned and remotely piloted airships. He has held CEO, CFO and COO positions at various other public and private companies including Crossing Automation (sold to Brooks Automation (BRKS)), Serious Energy, PodTech, iPrint Technologies (sold to Harland Clarke), Tandem Computers (sold to Hewlett Packard (HPE)) and UB Networks (sold to Alcatel).

Mr. McCormick holds a BBA from the University of Toledo and a MBA from the University of Michigan.

35

Jeff Karras, Director

Jeff Karras is a venture capital professional with experience in technology, operations, marketing, and finance including more than 20 years investing in early to expansion stage technology companies. Mr. Karras is a founding partner at Alter Venture Partners, a VC fund targeting disruptive enterprise companies, where he has served as a Managing Partner since its inception in 2018 and has led investments in Balbix, SlashNext, LeVL, Deepsight, and Monogoto.

Prior to Alter Venture Partners, Mr. Karras was the Managing Director at Singtel Innov8 Ventures, another VC fund, where he was responsible for running the fund’s North American and Israeli investment activities from 2010 until his departure in 2018. At Innov8, Mr. Karras led a number of investments including Balbix, Moogsoft, Bitglass, Shape Security (Acquired by F5), Cardlytics (Nasdaq: CDLX), Jasper Technologies (Acquired by Cisco), Ruckus Wireless (Acquired by Brocade), Maker Studios (Acquired by Disney), Arista (NYSE: ANET), Vuclip (Acquired PCCW), Guavus (acquired by Thales), and MobileIron (Nasdaq:MOBL).

Before joining Singtel Innov8 Ventures, Mr. Karras was a General Partner with Levensohn Venture Partners (LVP) where he focused on infrastructure and platform technologies across digital media, enterprise infrastructure, security, and mobile/wireless. Past investments include Atheros (Nasdaq: ATHR), Covigo (acquired by Symbol), Rapt (acquired by Microsoft), Reconnex (acquired by McAfee), Wild Pockets (acquired by Autodesk), and ShotSpotter (Nasdaq:SSTI).

Mr. Karras received a BS in Commerce from the University of Virginia and an MBA from the Wharton School of the University of Pennsylvania.

Jeff Kirby, Director

Jeff Kirby is the Founder of Resource Management and Development (“RM&D”), a real estate investment firm with a seasoned team of commercial real estate service experts founded by Mr. Kirby in 1993. With expertise in master-planned communities and commercial development, RM&D, had roles in developing and managing over 20,000 residential lots in the Northern Nevada market as well as developing over 800,000 square feet of office space in the Reno, Nevada market.

In Mr. Kirby’s more than 25 year-career, he has also consulted on investment and pension fund matters for several prominent trusts and funds, created and managed joint venture partnership business arrangements and involvement in funding and capital generation for private and publicly traded companies, and co-founded North Valley Holdings, the single largest producer of new water rights to municipal markets in Nevada and Northern California.

Mr. Kirby is a long-time Nevada resident. He’s an accomplished aviator who holds a Commercial Rotorcraft Airman Certificate, as well as fixed-wing privileges.

36

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2021, we compensated our three highest-paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)(4)	Total compensation ($)
Rick Bentley	Chief Executive Officer	488,541	(1)	1,009,800	1,500,633
Gregory Rayzman	Chief Technology Officer	291,664	(2)	0	0
Lauren O’Brien	VP of Sales and Marketing	153,589	(3)	0	153,589

(1)	Comprised of $338,541 in salary and $150,000 in bonus compensation received by Mr. Bentley during the 12 months ended December 31, 2021. Under his employment agreement, Rick Bentley was paid an annual salary of $295,000 until March 2021. His annual salary was increased in March 2021 to $350,000 and he received a $150,000 bonus in April 2021. He is eligible to receive a performance bonus in 2021 equal to up to 50% of his salary, to be paid in March 2022. Any bonus will be based on the achievement of goals and milestones established by the Company’s board. In the event that his employment is terminated other than for cause or his resignation, he is eligible to receive severance of six months of salary and benefits. A copy of Mr. Bentley’s employment agreement is included as exhibit 6.10 to the offering statement, of which this Offering Circular forms a part.
(2)	Comprised of $241,664 in salary and $50,000 in bonus received by Mr. Rayzman during the 12 months ended December 31, 2021. Under his employment agreement, Mr. Rayzman was paid an annual salary of $250,000, and was eligible to receive an increase to his base compensation in 2021. A copy of Mr. Bentley’s employment agreement is included as exhibit 6.11 to the offering statement, of which this Offering Circular forms a part.
(3)	Comprised of $139,356 in salary and $20,000 signing bonus received by Ms. O’Brien during the 12 months ended December 31, 2021. Under her employment agreement, Ms. O’Brien is entitled to receive an annual salary of $150,000. On December 1 2021, her salary was increased to $200,000 per year. She was awarded a $25,000 bonus for 2021 performance which was paid in January of 2022. She is eligible to receive a 5% commission of recognized revenues for all sales that she and her team make. In the event that her employment is terminated other than for cause or her resignation, she is eligible to receive severance of six months of salary and benefits if she and her team generate more than $1 million in revenues in 2021. A copy of Ms. O’Brien’s employment agreement is included as exhibit 6.13 to the offering statement, of which this Offering Circular forms a part.
(4)	“Other compensation” for the individuals listed in this table consists of equity-based compensation in the form of stock option grants for shares of the Company’s Class B Common Stock that vested during the 12 months ended December 31, 2021. Mr. Bentley also exercised stock options for 3,300,000 shares of Class B Common Stock resulting in $1,009,800 of income due to the difference in exercise price and fair market value of the Class B Common Stock according to the Company’s 409a valuation report. The numbers in the table represent the dollar value of the vested stock options at the grant date of such options.

For the fiscal year ended December 31, 2021, 3 of our 4 current directors earned cash compensation for their services as directors in the total amount of $25,000, but this amount was not paid to the directors in 2021. The Company’s Board of Directors approved annual compensation to each of the Company’s three new directors (Mr. Kirby, Mr. McCormick, and Mr. Karras) of $100,000 per year. The Company has not entered into formal employment agreements with any of these individuals. Additionally, we paid former directors of the Company Elizabeth Fetter, Ralph Eschenbach, and Adam Levin a total of $110,052 in cash compensation in 2021 for their services as directors.

Other than the compensation listed in the table above, no other compensation was provided to the executive officers or directors of the Company named in the table above for the fiscal year ended December 31, 2021.

Mr. Smitherman joined the Company as its Chief Financial Officer in October 2021. Under his employment agreement, Mr. Smitherman will be paid an annual salary of $300,000. He is eligible to receive a performance bonus in 2022 equal to up to 25% of his salary. Any bonus will be based on the achievement of goals and milestones established by the Company’s board. In the event that his employment is terminated other than for cause or his resignation, he is eligible to receive severance of three months of salary and benefits. A copy of Mr. Smitherman’s employment agreement is included as exhibit 6.12 to the offering statement, of which this Offering Circular forms a part.

37

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of February 28, 2022, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership Acquirable (1)	Percent of class (2)
Rick Bentley, 150 SE 2nd Ave, Suite 300, Miami, FL 33131.	Class B Common Stock	4,800,000	13,527,375	35.7%
	Class A Common Stock	2,000	0	0.0%
All Officers and Directors as a Group (7 in this group)	Class B Common Stock	4,800,000	17,636,633	46.5%
All Officers and Directors as a Group (7 in this group)	Class A Common Stock	2,000	0	0.0%

________________

(1)	Represents shares acquirable from the exercise of options pursuant to the Company’s Amended 2014 Stock Plan within 60 days of February 28, 2022.
(2)	Percent of class calculations for Class B Common Stock are based on 6,282,888 shares of Class B Common Stock outstanding as of February 28, 2022, and an additional 37,930,374 shares issuable pursuant to options that may be exercised pursuant to the Company’s Amended 2014 Stock Plan within 60 days of February 28, 2022. Percent of class calculations for Class A Common Stock are based on 74,363,816 shares of Class A Common Stock outstanding as of February 28, 2022.

38

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On February 20, 2020 the Company sold 1,500,000 shares of the Company’s Common Stock to Richard Bentley, its Chief Executive Officer, for an aggregate purchase price of $6,000 pursuant to a Restricted Stock Purchase Agreement of the same date. Mr. Bentley issued a promissory note to the Company in the principal amount of $6,000. The note accrues interest at 1.86% per annum, and has a maturity date of February 20, 2030. As of the date of this Offering Circular, the entire balance of this note is still outstanding.

On February 9, 2021, the Company entered into an Aircraft Dry Lease Agreement with Cloud Transport Operations, LLC, pursuant to which the Company leases a Cessna C210 aircraft, which the Company intends to allow its executive officers and/or directors to use for certain business travel purposes. The term of the agreement commenced on February 9, 2021, and ends once the Company has accrued 180 flight hours, at which point the agreement may be extended upon the purchase of additional flight hours. As compensation, the Company agreed to pay Cloud Transport Operations $900 per month as a management fee, and $490 per flight hour. The Company agreed to pay the first month’s management fee (pro-rated) and for the 180 flight hours in advance on February 9, 2021, for a total of $88,200. As such, the Company’s only payment obligation going forward will be the $900 per month management fee, until such time as the Company decides to purchase more flight hours, which it is under no obligation to do. Cloud Transport Operations, LLC is a Nevada limited liability company. Rick Bentley, the Company’s Chief Executive Officer, has an indirect ownership interest in this LLC. A copy of this agreement is filed as Exhibit 6.14 to the Offering Statement of which this Offering Circular forms a part.

On October 15, 2021, the Company’s board unanimously approved the repayment of all of the outstanding convertible notes of the Company (or alternatively, to allow such notes to convert into equity of the Company). As of October 15, 2021, Mr. Bentley had 8 notes with a total principal amount of $29,200 and accumulated interest of $25,409.48, for a total outstanding balance of $54,609.48 owed to Mr. Bentley by the Company. On October 15, 2021, Mr. Bentley exchanged $1,000 of this outstanding balance for 2,000 shares of Class A Common Stock and 1,000 warrants to purchase 1,000 shares of Class A Common stock at $0.75 per share and received the remainder in cash.

On November 28, 2021, Mr. Bentley exercised options to purchase 3,300,000 shares of Class B Common Stock. On December 3, 2021, the Company loaned to Mr. Bentley $373,158.84 to pay withholding taxes related to the option exercise. The note accrues interest at 2.0% per annum and has a maturity date of December 3, 2022. The note is secured by the 3,300,000 shares of Class B Common Stock – if Mr. Bentley does not repay the note, the Company will receive these shares back. As of February 28, 2022, unpaid principal of $348,158.84, plus accrued interest of $1,762.35, is still outstanding on this note. A copy of this note is included as exhibit 6.16 to the offering statement of which this Offering Circular forms a part.

39

SECURITIES BEING OFFERED

The Company is offering up to 10,695,577 Units at $2.00 per Unit, each consisting of two (2) shares of Class A Common Stock and one (1) 2022 Warrant exercisable to purchase one (1) share of Class A Common Stock, at an exercise price of $1.50 per 2022 Warrant. Our Units will not be certificated and the shares of our Class A Common Stock and the 2022 Warrants that are components of such Units will be immediately separable and will be issued separately in this Offering. Additionally, the Company is qualifying for issuance up to 2,660,385 shares of Class A Common Stock issuable upon the exercise of 2021 Warrants (each having an exercise price of $0.90 per share), and 24,475,820 shares issuable upon the exercise of 2020 Warrants (each having an exercise price of $0.75 per share).

The price of our Units has been arbitrarily established by us after giving consideration to numerous factors, including market conditions and the perceived valuations. The price of our Units may not be in any way indicative of the Company’s actual value or the value of the Class A Common Stock and/or the Warrants following the completion of this Offering.

Warrants

The following is a brief summary of certain terms and conditions of the 2022 Warrants included in the Units, as well as the 2021 and 2020 Warrants (collectively, the “Warrants”). The Warrants are subject in all respects to the provisions contained in the Warrants and the warrant agreement (the “Warrant Agreement”) between us and our warrant agent, VStock Transfer, LLC (the “Warrant Agent”), each filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Form

The 2022 Warrants will be issued as individual warrants to purchasers of the Units.

Amount

Each purchaser of a Unit will receive a 2022 Warrant exercisable into one share of Class A Common Stock at a price of $1.50 per share, subject to customary adjustments.

Exercisability

Each Warrant is exercisable to purchase one share of Class A Common Stock of the Company at any time commencing on the issuance date of the Warrant, and terminating at 5:00 p.m., Pacific Time, on the eighteen-month anniversary of the issuance date of the Warrant. The Warrants may be exercised upon delivery of an exercise notice at the offices of the Warrant Agent or by using a website that the Company will establish to permit online exercise. A Warrant holder may only exercise its warrants for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of Warrants.

The Company has set up an online portal to facilitate the exercise of Warrants by our investors. Holders of our Warrants will receive an invitation via email containing instructions on how to access this portal and exercise their Warrants through this portal.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. Exercise of the Warrants will be conditional upon the Company maintaining the qualification of an offering statement covering such exercise. In addition, the Warrantholders will be subject to a “market stand-off” agreement in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO of the Company and ending on the date specified by the Company and the managing underwriter of the IPO, Warrantholders agree not to transfer any shares of Common Stock or other securities of the Company held by the holders, or securities convertible or exercisable or exchangeable for securities of the Company, without the prior written consent of the managing underwriter. Warrantholders agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

40

Rights as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Class A Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Class A Common Stock, including any voting rights, until the holder exercises the Warrant.

Amendments

Except as set forth in the Warrant Agreement, the terms of a Warrant may be amended or waived with the written consent of the Company and the Warrantholder. The Company and the Warrant Agent may amend or supplement the Warrant Agreement without the consent of any holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement or the Warrants, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Warrant agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Warrant holders or surrendering any right or power conferred upon the Company under the Warrant Agreement, or (viii) amending the Warrant Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Warrant holders in any material respect.

Description of Capital Stock

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Cloudastructure’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Cloudastructure’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws of the Company and to the applicable provisions of Delaware law.

The authorized capital stock of the Company consists of 350,000,000 shares of Common Stock, par value $0.001 per share, consisting of 250,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B Common Stock. As of February 28, 2022, the Company’s outstanding capital stock was 6,282,888 shares of Class B Common Stock, and 74,363,816 shares of Class A Common Stock. We refer to the Class A and Class B Common Stock together as our “Common Stock”. The rights and preferences of the Common Stock are described below. As of February 28, 2022, the Company had 69,699,000 shares of Class B Common Stock issuable upon the exercise of options.

Common Stock

Voting Rights

Holders of shares of Class A Common Stock that is being sold as part of a Unit in this Offering and issuable upon exercise of Warrants are entitled to one (1) vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of shares of Class B Common Stock are entitled to twenty (20) votes for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the Company’s certificate of incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of the Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company.

41

Rights and Preferences

Except as set forth below, holders of our Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Common Stock.

Conversion Terms of Class B Common Stock. The shares of Class B Common Stock are convertible into shares of Class A Common Stock as follows:

•	Optional Conversion. Each share of Class B Common Stock is convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder at any time upon written notice to the transfer agent of the Company.

•	Automatic Conversion upon Transfer. Each share of Class B Common Stock is automatically convertible into one (1) share of Class A Common Stock upon transfer of such share by the holder of such share, subject to certain exceptions, such as transfers to certain entities or individuals permitted by the Company, transfers into a trust, retirement account, pension, other type of plan, or transfers into entities owned and controlled by the holder.

•	Automatic Conversion Post IPO upon Election of Founder. At any time following an initial public registered offering of the Company’s securities, each outstanding share of Class B Common Stock will automatically convert into one (1) share of Class A Common Stock at the election of Richard Bentley, the Company’s CEO, and the holders of the majority of the outstanding shares of Class B Common Stock.

Restrictions on Transfer

The subscription agreement that investors will execute in connection with the Offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO and ending on the date specified by the Company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or other securities of the Company held by the investor, or securities convertible or exercisable or exchangeable for Common Stock without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

SAFEs

SAFEs Offered in the 2020 Reg CF Offering

On November 1, 2019, the Company commenced the 2020 Reg CF Offering - a Regulation Crowdfunding offering in which it sought to issue up to $689,474 worth of SAFEs to investors. As of the date of this Offering Circular, the Company has raised a total of $313,842 in net proceeds from the issuance of SAFEs to investors in the 2020 Reg CF Offering.

Conversion Terms

The SAFEs become convertible into shares of Preferred Stock of the Company (currently none are authorized) issued in a future equity financing of the Company. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $10,000,000 valuation cap divided by the capitalization of the Company (as defined in the SAFE agreements) at the triggering equity financing. For up to the first $100,000 raised in the 2020 Reg CF Offering, investors entered into a SAFE with the same terms, except for a lower valuation cap of $9,000,000. As of the date of this Offering Circular, none of these SAFE agreements have converted as a qualifying financing had not yet occurred. Nonetheless, the Company and these SAFE holders have agreed to convert these SAFEs into Class A Common Stock of the Company pursuant to the terms of the SAFEs. As of the date of this Offering Circular, the Company is in the process of converting these SAFEs into 1,536,547 shares of Class A Common Stock, but has not yet effected conversion of any of these SAFEs.

Voting Rights

Holders of the SAFEs have no voting rights. Instead, the CEO of the Company will be granted a proxy to vote on the holder’s behalf.

42

Private Sales for Major Investors.

Investors who invest at least $25,000 and are "accredited investor" as defined by Rule 501 of Regulation D (17 C.F.R.§230.501(a)) will be considered a “Major Investor” in the 2020 Reg CF Offering. Major Investors will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.

Liquidation Rights

If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to investors in the SAFEs receiving Preferred Stock, holders of the SAFEs will receive shares of our Class A Common Stock equal to the amount invested by the investor in the SAFEs divided by the quotient of (a) the Valuation Cap (as defined in the SAFE agreement) divided by (b) the number of outstanding shares of the Company's Common Stock and Preferred Stock, but excluding any shares of common stock reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes. If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving Preferred Stock, the Company will pay first the other holders of existing Preferred Stock, based on the terms of the Company's amended and certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of our Common Stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a prorata basis. In this case, investors may not recoup part or all of their investment from the Company.

Repurchases

If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase the SAFEs from the holders for the greater of (i) the purchase amount of the SAFEs held by the investor and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

Modification of Rights of SAFEs

If a holder is not a Major Investor, any provision of the SAFE (other than the Valuation Cap) may be amended, waived or modified upon the written consent of the Company and either (A) the Designated Lead Investor (as defined in the SAFE agreement) or (B) the holders of a majority of the value of the SAFEs issued in the 2020 Reg CF Offering. If the Investor is a Major Investor, any provision of the SAFE (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the value of the SAFEs issued in the 2020 Reg CF Offering.

SAFEs Offered in 2019 Reg CF Offering

On July 16, 2019, the Company completed a Regulation Crowdfunding offering in which it entered into SAFE agreements (Simple Agreement for Future Equity) with investors in exchange for cash investments totaling $388,340 (the “2019 Reg CF Offering”). The SAFE agreements have no interest rate or maturity date. The SAFE agreements are convertible at the option of the Company upon an equity financing of the Company in which $1,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $7,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. As of December 31, 2020, these SAFE agreements have not yet converted. The Company has decided to allow these SAFEs to convert into 2,623,782 shares of Class A Common Stock. As of the date of this Offering Circular, the Company is in the process of converting these SAFEs into shares of Class A Common Stock, but has not yet effected conversion of any of these SAFEs.

43

CLOUDASTRUCTURE, INC.

44

INDEPENDENT AUDITOR’S REPORT

April 21, 2021

To:	Board of Directors, Cloudastructure, Inc.
Attn: Rick Bentley

Re:	2020 Financial Statement Audit

We have audited the accompanying financial statements of Cloudastructure, Inc. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of income, stockholders’ equity/deficit, and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, CO

April 21, 2021

F-1

Cloudastructure, Inc.

BALANCE SHEETS

As of December 31, 2020, and 2019

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

Amounts in thousands, except share numbers

	2020	2019
TOTAL ASSETS
Current Assets
Cash and cash equivalents	$2,836	$3
Accounts receivable	23	17
Other current assets	28	–
Total Current Assets	2,887	20

Non-Current Assets
Fixed assets, net	53	6
TOTAL ASSETS	$2,940	$26

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities
Current Liabilities
Accounts payable	$102	$36
Accrued expenses	32	121
Deferred revenue	11	12
Convertible notes (see Note 5)	1,697	1,194
Notes payable to related party (See Note 8)	29	29
Payroll Protection Program loan	37	–
Interest payable	472	412
Total Current Liabilities	2,381	1, 804

Non-Current Liabilities
Convertible notes (see Note 5)	61	307
Other non-current liabilities (see Note 5)	93	93
SAFE agreements (see Note 6)	683	345

TOTAL LIABILITIES	3,217	2,551

Shareholders’ Deficit
Common stock, Class A shares (par value $0.001, 250,000,000 shares authorized, 9,989,000 issued at December 31, 2020)	10	–
Common stock, Class B (par value $0.001, 100,000,000 shares authorized, 2,980,888 and 1,480,888 shares issued and outstanding at December 31, 2020 and 2019, respectively)	3	1
Additional paid-in capital	4,076	14
Accumulated deficit	(4,366)	(2,540)
TOTAL SHAREHOLDERS’ DEFICIT	(277)	(2,525)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,940	$26

F-2

Cloudastructure, Inc.

STATEMENT OF OPERATIONS

Calendar years ended December 31, 2020 and 2019

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

Amounts in thousands, except for per share amounts

	2020	2019

Revenues, net	$91	$77
Less: Cost of goods sold	(70)	(76)
Gross Profit	21	1

Operating Expenses:
General and administrative	861	317
Research and development	275	123
Sales and marketing	318	6
Total Operating Expenses	1,454	446

Other Expense:
Depreciation and Amortization	(3)	(1)
Interest Expense	(387)	(90)
Taxes	(1)	–

Net Loss	$(1,826)	$(536)
Basic loss per share of Class A and Class B common stock	$(0.35)	$(0.36)
Diluted loss per share of Class A and Class B common stock	$(0.35)	$(0.36)

F-3

Cloudastructure, Inc.

STATEMENT OF SHAREHOLDERS’ DEFICIT

Calendar years ended December 31, 2020 and 2019

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

Amounts in thousands, except share numbers

	Common Stock, Class A		Common Stock, Class B		Additional Paid-in	Accumulated	Total Shareholders’
	# Shares	$	# Shares	$	Capital	Deficit	Deficit
Balance as of January 1, 2019	–	–	1,480,888	1	14	(2,004)	(1,989)
Net Loss	–	–	–	–	–	(536)	(537)
Balance as of December 31, 2019	–	–	1,480,888	1	14	(2,540)	(2,525)
Common - issued	–	–	1,500,000	2	4	–	6
Stock-based compensation	–	–	–	–	36	–	36
Reg A Issued, net of issuance costs	9,989,000	10	–	–	4,021	–	4,031
Net Loss	–	–	–	–	–	(1,826)	(1,826)
Balance as of December 31, 2020	9,989,000	10	2,980,888	3	4,076	(4,366)	(277)

F-4

Cloudastructure, Inc.

STATEMENT OF CASH FLOWS

Calendar years ended December 31, 2020 and 2019

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

Amounts in thousands

	2020	2019
Cash Flows From Operating Activities
Net Loss	$(1,826)	$(536)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3	1
Stock-based compensation	36
Fair value adjustments to embedded derivative and SAFEs	315
Changes in operating assets and liabilities:
(Increase) Decrease in accounts receivable	(5)	16
(Increase) Decrease in prepaid expenses	(22)	–
Increase (Decrease) in accounts payable	66	(69)
Increase (Decrease) in accrued expenses	(90)	(2)
Increase (Decrease) in deferred revenue	(1)	(11)
Increase (Decrease) in interest payable	71	91
Increase (Decrease) in other current liabilities	0	(0)
Net Cash Used In Operating Activities	(1,452)	(510)

Cash Flows From Investing Activities
Purchase of fixed assets	(51)	(7)
Net Cash Used In Investing Activities	(51)	(7)

Cash Flows From Financing Activities
Proceeds from notes and SAFEs	268	514
Proceeds from Payroll Protection Program Loan	37	–
Proceeds from issuance of Class B Stock	–	–
Proceeds from issuance of Class A Stock	4,031	–
Net Cash Provided By Financing Activities	4,336	514

Net Change In Cash	2,833	(5)

Cash at Beginning of Period	3	8
Cash at End of Period	$2,836	$3

F-5

Cloudastructure, Inc.

NOTES TO THE FINANCIAL STATEMENTS

Calendar years ended December 31, 2020 and 2019

See accompanying Independent Auditor’s Report

NOTE 1 - NATURE OF OPERATIONS

Cloudastructure, Inc. (“the Company”) is a corporation organized under the laws of the State of Delaware. The Company is headquartered in California. The Company is a technology retailer that focuses on intelligent devices and software for physical security applications.

Since inception, the Company relied on raising convertible loans to fund its business.  During 2020, the Company has funded its operations with an offering under Regulation A, which as of December 31, 2020 had raised $4 million from investors, net of issuance costs (see Note 9, below). The Company has an accumulated deficit in earnings since inception. These matters raise substantial concern about the Company’s ability to continue as a going concern once funds raised from investors have been exhausted.  These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, changes in regulations or restrictions in imports, competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2020, the Company is operating as a going concern. See Notes 1 and 9 for additional information.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. As of December 31, 2020 and 2019, the Company had $2,836,001 and $2,892 cash on hand, respectively.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company routinely assesses its outstanding accounts. As a result, the Company believes that its accounts receivable credit risk exposure is limited. As of December 31, 2020, and 2019, the Company had $22,688 and $17,269 in accounts receivable, respectively. The Company has not accrued for any bad debts as of these dates.

F-6

Sales Taxes

Various states impose a sales tax on the Company’s sales to non-exempt customers. The Company collects the sales tax from customers and remits the entire amount to each respective state. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales.

Property and Equipment

Property and equipment are recorded at cost if the expenditure exceeds $1,000. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to fifteen years depending on the asset type.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2020 and 2019, the Company maintained very few fixed assets.

Fair Value Measurements

The Company has determined the fair value of certain assets and liabilities in accordance with United States generally accepted accounting principles (“GAAP”), which provides a framework for measuring fair value.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

Income Taxes

The Company is taxed as a C corporation. The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company has incurred taxable losses since inception but is current in its tax filing obligations. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

F-7

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers, as of January 1, 2019 (the “transition date”) using the full retrospective method. There was no transition adjustment recorded upon the adoption of ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from subscription contracts with customers is recognized ratably over the period that commences on the subscription start date and ending on the date the subscription term expires.

Revenue from door and video services is generally recognized at the completion of the professional services.

Revenue from sales of controllers and recorders is generally recognized at time of delivery.

Sales and Marketing Expenses

The Company expenses advertising costs as they are incurred.

Basic and Diluted Loss Per Share

The number of shares used to calculate basic and diluted loss per share were as follows for the year ended December 31:

	2020	2019
Class A common stock	2,316,179	–
Class B common stock	2,855,888	1,480,888
Total	5,172,067	1,480,888

In 2020 and 2019, approximately 74.0 million and 30.4 million shares issuable upon the exercise of stock options and conversion of convertible notes and SAFEs were excluded from the calculation of diluted loss per share because such amounts were antidilutive.

Recent Accounting Pronouncements

In February 2017, FASB issued ASU No. 2017-02, “Leases (Topic 842),” that requires organizations that lease assets, referred to as "lessees," to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2017-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures. The Company will adopt this standard after required to and when applicable to the Company.

In May 2018, FASB issued ASU 2018-09, “Compensation- Stock Compensation (Topic 718): Scope of Modification Accounting”, clarifies such that an entity must apply modification accounting to changes in the terms or conditions of a share-based payment award unless all of the following criteria are met: (1) the fair value of the modified award is the same as the fair value of the original award immediately before the modification. The ASU indicates that if the modification does not affect any of the inputs to the valuation technique used to value the award, the entity is not required to estimate the value immediately before and after the modification; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the modification; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the modification. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, including interim periods within those years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact that this standard will have on our consolidated financial statements and will adopt this change when applicable to the Company.

F-8

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a material impact the Company’s financial statements.

NOTE 3 – INCOME TAX PROVISION

As discussed above, the Company is a C corporation for federal income tax purposes. The Company has incurred tax losses since inception, however valuation allowances has been established against the deferred tax assets associated with the carryforwards of those losses as there does not yet exist evidence that the deferred tax assets created by those losses will ever by utilized.

Tax returns once filed which will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

The Company is subject to franchise and income tax filing requirements in the State of California. The Company’s tax filings in the State of California for 2017, 2018, and 2019 will remain subject to review by that State until 2021, 2022, and 2023, respectively.

The Company is obligated to collect and remit sales taxes on certain sales made within or shipped to end users in the State of California. The Company’s sales tax filings for the State of California are generally subject to review by that State for three years after the date filed.

NOTE 4 – SHARE CAPITAL

Securities Offering

During 2020, the Company offered units, each consisting of two shares of Class A common stock and one warrant to purchase shares of Class A common stock in an offering exempt from registration under Regulation A. The provisions of Regulation A allow an issuer to offer securities for up to $50,000,000. As of December 31, 2020, the Company had issued 9,989,000 shares of Class A common stock and warrants to purchase 4,994,500 shares of Class A common stock in return for proceeds of $4,030,965, net of issuance costs. The warrants are immediately exercisable at a price of $0.75 per share and expire 18 months after the issuance date.

Reverse Stock Split

In 2020, the Company completed a 20-for-1 reverse stock split of its common shares (“Reverse Stock Split”). For all periods presented, references to share and per share amounts have been adjusted to reflect the Reverse Stock Split. After the Reverse Stock Split, the common shares were designated Class B shares and have 20 times the voting rights of Class A shares. All other rights of the holders of each class of common stock are identical.

Issuance of Shares to Management

As discussed in Note 8, in February 2020, the Company issued 1,500,000 shares of common stock to its chief executive officer, Rick Bentley, in exchange for a note receivable from Mr. Bentley of $6,000. The note receivable matures in February 2030 and has a stated interest rate of 1.86 percent per annum.

Stock-Based Compensation:

During February 2020, the Company awarded options to purchase 44,314,000 shares of common stock to certain employees, consultants, and advisors to the Company. These options have an exercise price of $0.004, vest over four years, and expire ten years from the date of grant. Stock-based compensation related to these grants was $36,313 for the year ended December 31, 2020. No options were awarded in 2019 and stock-based compensation for the year ended December 31, 2019 was insignificant since all previously granted awards had mostly vested.

F-9

At December 31, 2020, options exercisable into 23,840,875 shares of common stock were vested and a total of 41,232,500 shares of common stock remained reserved for future grants under the Company’s stock option plan. Unrecognized compensation cost related to outstanding stock options was $48,713 at December 31, 2020.

The Company estimated the fair value of options granted in February 2020 to be $0.002. The fair value of stock option grants is estimated on the date of grant using a Black-Scholes model. The Company lacks company-specific historical and implied volatility information, therefore, it estimates its expected stock volatility based on the historical volatility of its publicly traded peer companies. The expected term of the Company’s common stock options for employees and directors has been determined utilizing the “simplified” method as the Company has insufficient historical experience for options grants overall, rendering existing historical experience irrelevant to expectations for current grants. The expected term of the Company’s common stock options for non-employees is based on the contractual term of the common stock option granted. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is assumed to be 0 percent because the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The Company values its common stock by taking into consideration its most recently available valuation of common stock performed by management and the Board of Directors, as well as additional factors which may have changed from the date of the most recent valuation through the grant date.

NOTE 5 – CONVERTIBLE NOTES AND OTHER DEBT

Short- and Long-Term Notes

The Company has issued approximately 59 short-term and long-term convertible notes to third parties with a principal value of approximately $1.5 million for the purpose of funding continuing operations (the “Notes”) as of December 31, 2020. The Notes accrue interest in different tranches: $234,800 accrues simple interest at 6 percent per annum, $1,192,610 accrues simple interest at 5 percent per annum and $60,000 accrues simple interest at 4 percent per annum.

The Notes and any accrued but unpaid interest are convertible to equity. With respect to certain Notes with a combined principal value of approximately $250,000, conversion to equity is at a pre-determined discount to market value under certain predefined conditions. Such conditions include a qualified equity financing, election by a majority of noteholders on the maturity date of the associated Notes, or a sale of the Company. Additionally, one of the Notes with a pre-determined conversion discount converts at an amount equal to the outstanding principal plus $250,000.

The premium that will be received by investors upon conversion of their Notes is a variable share redemption feature that is accounted for separately at fair value as an embedded derivative. At December 31, 2020, the Company has estimated the fair value of this embedded derivative to be $270,925 and this amount has been charged to interest expense since the related Notes have already matured. For as long as the Notes remain outstanding, the Company will continue to record changes in the fair value of the embedded derivative liability as an increase or decrease to interest expense.

The following reconciles the Notes’ principal balance to the current and noncurrent amounts presented on the balance sheet at December 31, 2020:

Principal balance outstanding	$1,487,410
Estimated fair value of embedded derivative	270,925
Subtotal	1,758,335
Less: convertible notes and embedded derivative classified as current	(1,697,374)
Noncurrent convertible notes	$60,961

Of the total balance of Notes outstanding as of December 31, 2020 and 2019, approximately $1,426,449 and $1,194,000, respectively, have either reached their maturity date or have no fixed maturity date and are payable upon demand. Thus, the Company records these Notes as current liabilities on the balance sheet as of December 31, 2020 and 2019. The balance of Notes that have a maturity date beyond one year as of December 31, 2020 and 2019 is approximately $61,000 and $307,000, respectively.

F-10

Other Non-Current Liabilities

In December 2019, accounts payable of $92,731 from a vendor were converted into a promissory note. The note is repayable in December 2026, or upon a change of control if earlier, and bears no interest.

Payroll Protection Program Loan

In 2020, as a result of the COVID-19 pandemic and as authorized by the CARES Act of 2020, the Company obtained a loan for approximately $37,000. This loan is forgivable if certain payroll targets are met and the Company fully expects to meet those regulatory thresholds for forgiveness.

NOTE 6 – SAFE INSTRUMENTS

SAFE Issuances

On July 16, 2019, the Company completed a Regulation Crowdfunding offering in which it entered into SAFE agreements (Simple Agreement for Future Equity) with investors in exchange for cash investments totaling $345,069, net of issuance costs. The SAFE agreements have no interest rate or maturity date. The SAFE agreements are convertible at the option of the Company upon an equity financing of the Company in which $1,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing.

On November 1, 2019, the Company commenced another Regulation Crowdfunding offering in which it entered into SAFE Agreements with investors. The SAFE agreements become convertible into shares of Preferred Stock of the Company (currently none are authorized) issued in a future equity financing of the Company. During 2020, the Company raised $293,105 from the issuance of SAFEs to investors in this Offering.

The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80 percent discount to the pricing in the triggering equity financing; and B) the price implied by a $10,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. For up to the first $100,000 raised in this offering, investors entered into a SAFE with the same terms, except for a lower valuation cap of $9,000,000.

Per SEC guidance, the SAFE instruments are recorded as a long-term liability of the Company rather than equity. The Company has elected to apply the fair value option to account for the SAFE instruments and at December 31, 2020 estimated the fair value of these to be $757,217. For as long as the SAFE instruments remain outstanding, the Company will continue to record changes in fair value as an increase or decrease to interest expense.

The following reconciles the SAFEs’ principal balance to the amounts presented on the balance sheet at December 31, 2020:

Principal balance outstanding	$712,675
Estimated fair value adjustment at December 31, 2020	44,542
Estimated fair value at December 31, 2020	757,217
Less: unamortized issuance costs	(74,501)
$682,716

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not currently involved in or aware of threats of any litigation.

F-11

NOTE 8 – RELATED PARTY TRANSACTIONS

Related-Party Notes

The Company issued $29,200 of notes to its chief executive officer, Rick Bentley. Of these notes, $24,200 are standard promissory notes accruing interest at a rate of 6 percent per annum. The Company has issued $5,000 of notes to Mr. Bentley that are convertible notes with terms that are pari passu with other convertible note investors.

Issuance of Shares

In February 2020, the Company issued 1,500,000 shares of common stock to Mr. Bentley in exchange for a promissory note receivable for $6,000. The note receivable matures in February 2030 and bears interest at the rate of 1.86 percent per annum.

As these transactions are between related parties, there is no guarantee that the terms, conditions, interest rates or prices are transacted at an arm’s-length rate.

NOTE 9 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 21, 2021, the date the financial statements were available to be issued.  Since the end of the last fiscal year, the Company has continued its fundraising efforts through its Regulation A financing round. As of March 31, 2021, the Company has sold an additional 38 million shares of Class A Common Stock and an additional 19 million warrants, raising an estimated $17 million, net of financing costs.

On February 9, 2021 the Company entered into an agreement with Cloud Transport, a company owned 100 percent by the Chief Executive Officer, Rick Bentley. The agreement is for the dry lease of an aircraft used for company travel for $900 per month (the management fee) and $490 per flight hour with 180 flight hours paid in advance. The term of the lease is from the effective date until 180 flight hours are consumed and the month monthly management fee is paid. As these transactions are between related parties, there is no guarantee that the terms, conditions, interest rates or prices are transacted at an arm’s-length rate.

Based on the foregoing, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-12

Cloudastructure, Inc.

CONDENSED BALANCE SHEETS (UNAUDITED)

Amounts in thousands, except share numbers

	June 30, 2021	December 31, 2020
TOTAL ASSETS
Current Assets
Cash and cash equivalents	$18,724	$2,836
Accounts receivable	74	23
Other current assets	1,062	28
Total Current Assets	19,860	2,887

Non-Current Assets
Fixed assets, net	54	53
TOTAL ASSETS	$19,914	$2,940

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities
Current Liabilities
Accounts payable	$440	$102
Accrued expenses	54	32
Deferred revenue	42	11
Convertible notes (see Note 5)	1,689	1,647
Convertible notes payable to related parties (see Note 5)	79	79
Payroll Protection Program loan	37	37
Interest payable	509	472
Total Current Liabilities	2,850	2,381

Non-Current Liabilities
Convertible notes (see Note 5)	50	61
Other non-current liabilities (see Note 5)	5	93
SAFE agreements (see Note 6)	2,131	683

TOTAL LIABILITIES	5,036	3,217

Shareholders’ Equity (Deficit)
Common stock, Class A (par value $0.001; 250,000,000 shares authorized; 56,159,066 and 9,989,000 shares issued at June 30, 2021 and December 31, 2020, respectively)	56	10
Common stock, Class B (par value $0.001; 100,000,000 shares authorized; 2,980,888 shares issued and outstanding at June 30, 2021 and December 31, 2020)	3	3
Additional paid-in capital	23,953	4,076
Accumulated deficit	(9,134)	(4,366)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	14,878	(277)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,914	$2,940

See accompany notes to the condensed financial statements

F-13

Cloudastructure, Inc.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands, except for per share amounts

	Six Months Ended
	June 30, 2021	June 30, 2020

Revenues, net	$62	$41
Less: Cost of goods sold	(261)	(16)
Gross Profit (loss)	(199)	25

Operating Expenses:
General and administrative	1,322	147
Research and development	424	79
Sales and marketing	1,301	6
Total Operating Expenses	3,047	232

Loss from Operations	(3,246)	(207)

Interest Expense (see Notes 5 and 6)	(1,522)	(189)

Net Loss	$(4,768)	$(396)

Basic and diluted loss per share of Class A and Class B common stock	$(0.11)	$(0.15)

See accompany notes to the condensed financial statements

F-14

Cloudastructure, Inc.

CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

Amounts in thousands, except share numbers

	Common Stock, Class A				Common Stock, Class B				Additional Paid-in		Accumulated	Total Shareholders’ Equity
	Shares		Amount		Shares		Amount		Capital		Deficit	(Deficit)
Balance as of January 1, 2020	–		$–		1,480,888		$1		$14		$(2,540)	$(2,525)
Issuances of Class A shares, net of issuance costs	9,989,000		10		–		–		4,021		–	4,031
Issuance of Class B shares	–		–		1,500,000		2		4		–	6
Stock-based compensation	–		–		–		–		36		–	36
Net loss	–		–		–		–		–		(1,826)	(1,826)
Balance as of December 31, 2020	9,989,000		$10		2,980,888		$3		$4,076		$(4,366)	$(277)
Issuances of Class A shares, net of issuance costs	46,170,066		46			_		_	19,866		_	19,912
Stock-based compensation		_		_		_		_	11		_	11
Net loss		_	____			_		_		_	(4,768)	(4,768)
Balance as of June 30, 2021	56,159,066		56		2,980,888		3		23,953		(9,134)	14,878

See accompany notes to the condensed financial statements

F-15

Cloudastructure, Inc.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands

	Six Months Ended
	June 30, 2021	June 30, 2020
Cash Flows from Operating Activities
Net Loss	$(4,768)	$(396)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8	2
Stock-based compensation	11	–
Fair value adjustments to embedded derivative and SAFEs	1,490	158
Changes in operating assets and liabilities:
(Increase) Decrease in accounts receivable	(51)	(6)
(Increase) Decrease in other current assets	(1,034)	(6)
Increase (Decrease) in accounts payable	337	(20)
Increase (Decrease) in accrued expenses	22	2
Increase (Decrease) in deferred revenue	31	5
Increase (Decrease) in interest payable	32	30
Increase (Decrease) in other current liabilities	–
Net Cash Used in Operating Activities	(3,923)	(231)

Cash Flows from Investing Activities
Purchase of fixed assets	(10)	(2)
Net Cash Used in Investing Activities	(10)	(2)

Cash Flows from Financing Activities
Proceeds from notes and SAFEs	–	293
Proceeds from Payroll Protection Program Loan	–	37
Proceeds from issuance of Class B Common Stock	–	6
Payments on notes	(93)
Proceeds (issuance costs) from issuance of Class A Common Stock	19,913	(77)
Net Cash Provided by Financing Activities	19,820	259

Net Change in Cash	15,888	25

Cash at Beginning of Period	2,836	3
Cash at End of Period	$18,724	$28

See accompany notes to the condensed financial statements

F-16

Cloudastructure, Inc.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended June 30, 2021 and 2020

NOTE 1 - NATURE OF OPERATIONS

Cloudastructure, Inc. (“the Company”) is a corporation organized under the laws of the State of Delaware and headquartered in California. The Company is a technology service provider that focuses on intelligent devices and software for physical security applications. Since inception, the Company has relied primarily on financing activities, including an offering under Regulation A, to fund its operations.

NOTE 2 – BASIS OF PRESENTATION

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and are consistent in all material respects with those applied in our 2020 Form 1-K.

As permitted by SEC requirements for interim reporting, certain footnotes or other financial information have been condensed or omitted. In the opinion of management, all normal and recurring adjustments considered necessary for the fair presentation of the financial statements have been included. Revenues, expenses, assets, and liabilities can vary during each quarter of the year, therefore, the results and trends in these interim financial statements may not be representative of those for the full year.

The information included in this Form 1-SA should be read in conjunction with the financial statements and accompanying notes included in the Company’s 2020 Form 1-K.

NOTE 3 – BASIC AND DILUTED LOSS PER SHARE

The number of shares used to calculate basic and diluted loss per share were as follows for the six months ended June 30:

	2021	2020
Class A common stock	39,814,195	–
Class B common stock	2,980,888	2,730,888
Total	42,795,083	2,730,888

For the six months ended June 30, 2021 and 2020, approximately 100.0 million and 76.0 million shares, respectively, issuable upon the exercise or conversion of stock options, convertible notes, and SAFEs were excluded from the calculation of diluted loss per share because such amounts were antidilutive.

NOTE 4 – SHARE CAPITAL

Securities Offering:

Beginning in 2020, the Company commenced an offering of units that are exempt from registration under Regulation A. Each unit consists of two shares of Class A common stock and one warrant to purchase shares of Class A common stock and is being offered at a price of $1.00. The warrants are immediately exercisable at a price of $0.75 per share and expire 18 months after their issuance date. See Note 7 for a disclosure of changes that occurred after June 30, 2021.

As of June 30, 2021, the Company had issued 56.2 million shares of Class A common stock and warrants to purchase an additional 28.1 million shares of Class A common stock in connection with this offering. The Company has received cumulative proceeds of $23.9 million, net of issuance costs, through June 30, 2021 in connection with this offering.

F-17

Stock-Based Compensation:

The following summarizes stock option activity for the six months ended June 30, 2021:

	Number of Options	Exercise Price Range	Weighted-Average Exercise Price
Options outstanding at January 1, 2021	48,767,500	$0.004 to $0.020	$0.005
Granted	–	–	–
Canceled	–	–	–
Exercised	–	–	–
Options outstanding at June 30, 2021	48,767,500	$0.004 to $0.020	$0.005

Granted options are exercisable into shares of the Company’s Class B common stock, vest over four years, and expire ten years from the date of grant.

NOTE 5 – CONVERTIBLE NOTES

Prior to 2021, the Company issued various convertible notes (the “Notes”) that accrue interest at rates ranging from four to six percent per annum. With respect to certain Notes with a combined conversion value of approximately $378,000, investors have a right to convert into equity is at a pre-determined discount to market value under certain predefined conditions. Such conditions include a qualified equity financing, election by a majority of noteholders on the maturity date of the associated Notes, or a sale of the Company. For these Notes, the premium that will be received by investors upon conversion of their Notes is a variable share redemption feature that is accounted for separately at fair value as an embedded derivative. At June 30, 2021 and December 31, 2020, the Company estimated the fair value of this embedded derivative to be $312,667 and $270,925, respectively. Changes in the fair value of this embedded derivative are recorded as a component of interest expense in the accompanying statement of operations. For as long as the Notes remain outstanding, the Company will continue to record changes in the fair value of the embedded derivative liability as an increase or decrease to interest expense.

The following reconciles the Notes’ principal balance to the current and noncurrent amounts presented on the balance sheets at June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Principal balance outstanding	$1,505,650	$1,487,410
Estimated fair value of embedded derivative	312,667	270,925
Subtotal	1,818,317	1,758,335
Less: convertible notes and embedded derivative classified as current	(1,768,317)	(1,697,374)
Noncurrent convertible notes	$50,000	$60,961

Notes with a principal value totaling approximately $1.1 million are convertible into equity at a conversion price that fluctuates based on a fixed valuation cap, which ranges from $3.0 million to $7.0 million depending on the Note, divided by the number of fully diluted shares outstanding. At June 30, 2021, management estimated these Notes were potentially convertible into 41.6 million shares of Class A Common Stock. As the Company issues additional shares and grants new stock options, the conversion price for each note with a fixed valuation cap will decrease and the number of shares of Class A Common Stock issuable upon conversion will increase.

F-18

NOTE 6 – SAFE INSTRUMENTS

On July 16, 2019, the Company completed a Regulation Crowdfunding offering in which it entered into Simple Agreements for Future Equity (“SAFEs”) with investors in exchange for cash of $345,069, net of issuance costs. These SAFEs have no interest rate or maturity date and are convertible at the option of the Company upon an equity financing of the Company in which $1,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing.

On November 1, 2019, the Company commenced another Regulation Crowdfunding offering in which it entered into SAFEs with investors. These SAFEs have no interest rate or maturity date and are convertible into shares of Preferred Stock of the Company (currently none are authorized) issued in a future equity financing of the Company. During 2020, the Company raised $293,105 from the issuance of these SAFEs.

The SAFEs are convertible into shares of stock at a conversion price equal to the lesser of i) the SAFEs’ principal balance divided by the product of the price per share of stock sold in a qualified equity financing multiplied by 80%, and ii) the SAFEs’ stated valuation cap divided by the number of fully diluted shares outstanding. At June 30, 2021, management estimated these SAFEs were potentially convertible into 9.7 million shares of Class A Common Stock. As the Company issues additional shares and grants new stock options, the conversion price for each SAFE with a fixed valuation cap will decrease and the number of shares of Class A Common Stock issuable upon conversion will increase.

The SAFEs are classified as long-term liabilities in the accompany balance sheets and are accounted for at fair value. At June 30, 2021 and December 31, 2020, the estimated fair value of these SAFEs was $2,130,932 and $757,217, respectively. For as long as the SAFEs remain outstanding, the Company will continue to record changes in the estimated fair value as an increase or decrease to interest expense.

The following reconciles the SAFEs’ principal balance to the amounts presented on the balance sheet at June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Principal balance outstanding	$712,675	$712,675
Estimated fair value adjustment	1,418,257	44,542
Estimated fair value	2,130,932	757,217
Less: unamortized issuance costs	–	(74,501)
	$2,130,932	$682,716

NOTE 7 – SUBSEQUENT EVENTS

On August 25, 2021, the Company updated its offering of units that are exempt from registration under Regulation A. Beginning on this date, each unit, which consists of two shares of Class A common stock and one warrant to purchase shares of Class A common stock, is being offered at a price of $1.20, and the warrants are immediately exercisable at a price of $0.90 per share.

F-19

PART III

INDEX TO EXHIBITS

2.1++	Amended and Restated Certificate of Incorporation

2.2+	Bylaws

3.1**	Form of Warrant

3.2++	Form of Warrant Agreement, by and between the Company and VStock Transfer, LLC

4++	Form of Subscription Agreement

6.1+++	Amended Agreement with Dalmore Group, LLC

6.2+	Outstanding Promissory Notes between the Company and Rick Bentley

6.4+	Promissory Note issued by Rick Bentley to the Company dated February 20, 2020 (sole promissory note issued by Rick Bentley)

6.5+	Restricted Stock Purchase Agreement between the Company and Rick Bentley dated February 20, 2020

6.6+	Convertible Promissory Note dated November 20, 2007 issued by the Company to Craig Johnson

6.7+	Convertible Promissory Notes issued by the Company to Elizabeth Fetter

6.8+	Convertible Promissory Notes issued by the Company to Ralph Eschenbach

6.9+	Amended 2014 Stock Option Plan

6.10++++	Rick Bentley Employment Agreement

6.11++++	Gregory Rayzman Employment Agreement

6.12**	Gregory Smitherman Employment Agreement

6.13++++	Lauren O’Brien Employment Agreement

6.14++++	Aircraft Dry Lease Agreement dated February 9, 2021 between the Company and Cloud Transport Operations, LLC.

6.15+++++	Asset Purchase Agreement dated December 30, 2021 between the Company and Visionful, Inc., as amended

6.16**	Promissory Note and Security Agreement dated December 3, 2021 between the Company and Rick Bentley (as Borrower)

11*	Auditor’s Consent

12*	Opinion of CrowdCheck Law LLP

13*	Cloudastructure Offering Page (invest.cloudastructure.com)

__________________________

*	Filed Herewith
**	Previously Filed
+	Incorporated by reference to the Company’s Form 1-A filed with the SEC on April 10, 2020
++	Incorporated by reference to the Company’s Form 1-A/A filed with the SEC on May 26, 2020.
+++	Incorporated by reference to the Company’s Form 1-A/A filed with the SEC on June 11, 2020.
++++	Incorporated by reference to the Company’s Form 1-K filed with the SEC on April 30, 2021.
+++++	Incorporated by reference to the Company’s Form 1-U filed with the SEC on February 8, 2022

20

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on March 8, 2022.

CLOUDASTRUCTURE, INC.

/s/ Rick Bentley
Rick Bentley, Chief Executive Officer
Date: March 8, 2022

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Rick Bentley
Rick Bentley, Chief Executive Officer, Director
Date: March 8, 2022

/s/ Gregory Smitherman
Gregory Smitherman, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer
Date: March 8, 2022

/s/ James McCormick
James McCormick, Director
Date: March 8, 2022

/s/ Jeff Karras
Jeff Karras, Director
Date: March 8, 2022

/s/ Jeff Kirby
Jeff Kirby, Director
Date: March 8, 2022

21